Exhibit 99.1

The following information replaces Item 8 (Financial Statements and Supplementary Data), except for Deloitte & Touche LLP’s opinion on internal control over financial reporting, and Schedule II—Valuation and Qualifying Accounts previously filed by Oshkosh Corporation in its Annual Report on Form 10-K for the fiscal year ended September 30, 2009.  All other portions of such Annual Report on Form 10-K are unchanged.

ITEM 8.                             FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Oshkosh Corporation

Oshkosh, Wisconsin

We have audited the accompanying consolidated balance sheets of Oshkosh Corporation and subsidiaries (the “Company”) as of September 30, 2009 and 2008, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended September 30, 2009. Our audits also included the consolidated financial statement schedule listed in the Table of Contents at Exhibit 99.1. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements presents fairly, in all material respects, the financial position of the Company at September 30, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As described in Note 2 to the Consolidated Financial Statements, the Company adopted new accounting guidance on the accounting for uncertainty in income taxes, on October 1, 2007.

/S/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

November 18, 2009 (February 22, 2010 as to the effects of the reclassification of the BAI business as a discontinued operation as described in Note 1 and Note 3 and the adoption of new accounting guidance on the presentation of noncontrolling interests as described in Note 2 and March 30, 2010 as to the effects of the subsidiary guarantor financial information described in Note 22)

OSHKOSH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	Fiscal Year Ended September 30,
	2009	2008	2007

Net sales	$5,253.1	$6,877.7	$6,089.9
Cost of sales	4,549.8	5,707.7	5,008.2
Gross income	703.3	1,170.0	1,081.7

Operating expenses:
Selling, general and administrative	430.3	482.9	405.8
Amortization of purchased intangibles	62.3	68.7	65.4
Intangible assets impairment charges	1,190.2	1.0	—
Total operating expenses	1,682.8	552.6	471.2

Operating (loss) income	(979.5)	617.4	610.5

Other income (expense):
Interest expense	(211.4)	(210.2)	(199.2)
Interest income	3.9	5.6	4.7
Miscellaneous, net	8.8	(9.0)	1.2
	(198.7)	(213.6)	(193.3)

(Loss) income from continuing operations before income taxes and equity in earnings of unconsolidated affiliates	(1,178.2)	403.8	417.2
(Benefit from) provision for income taxes	(12.6)	121.2	138.1
(Loss) income from continuing operations before equity in earnings of unconsolidated affiliates	(1,165.6)	282.6	279.1
Equity in (losses) earnings of unconsolidated affiliates, net of income taxes of $(0.8), $2.7 and $3.1	(1.4)	6.3	7.3
(Loss) income from continuing operations, net of tax	(1,167.0)	288.9	286.4
Discontinued operations (Note 3):
Income (loss) from discontinued operations	5.7	(213.4)	(21.5)
Income tax benefit	(61.6)	(3.1)	(2.9)
Discontinued operations, net of tax	67.3	(210.3)	(18.6)
Net (loss) income	(1,099.7)	78.6	267.8
Net loss attributable to noncontrolling interest, net of income taxes of $0.0, $0.1 and $0.1	0.9	0.7	0.3
Net (loss) income attributable to Oshkosh Corporation	$(1,098.8)	$79.3	$268.1

(Loss) earnings per share attributable to Oshkosh Corporation common shareholders-basic:
From continuing operations	$(15.26)	$3.90	$3.89
From discontinued operations	0.89	(2.83)	(0.25)
	$(14.37)	$1.07	$3.64

(Loss) earnings per share attributable to Oshkosh Corporation common shareholders-dilued:
From continuing operations	$(15.26)	$3.86	$3.83
From discontinued operations	0.89	(2.80)	(0.25)
	$(14.37)	$1.06	$3.58

The accompanying notes are an integral part of these financial statements

OSHKOSH CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share amounts)

	September 30,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$530.4	$88.2
Receivables, net	563.8	997.8
Inventories, net	789.7	941.6
Deferred income taxes	75.5	66.6
Other current assets	183.8	58.2
Total current assets	2,143.2	2,152.4
Investment in unconsolidated affiliates	37.3	38.1
Property, plant and equipment, net	410.2	453.3
Goodwill	1,077.3	2,274.1
Purchased intangible assets, net	967.8	1,059.9
Other long-term assets	132.2	103.7
Total assets	$4,768.0	$6,081.5

Liabilities and Equity
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$15.0	$93.5
Accounts payable	555.8	639.9
Customer advances	731.9	296.8
Payroll-related obligations	74.5	104.8
Income taxes payable	3.1	11.1
Accrued warranty	72.8	88.3
Other current liabilities	205.5	228.8
Total current liabilities	1,658.6	1,463.2
Long-term debt, less current maturities	2,023.2	2,680.5
Deferred income taxes	239.6	308.9
Other long-term liabilities	330.3	237.0
Commitments and contingencies
Equity:
Preferred stock ($.01 par value; 2,000,000 shares authorized; none issued and outstanding)	—	—
Common Stock ($.01 par value; 300,000,000 shares authorized; 89,495,337 and 74,545,337 shares issued, respectively)	0.9	0.7
Additional paid-in capital	619.5	250.7
(Accumulated deficit) retained earnings	(30.8)	1,082.9
Accumulated other comprehensive (loss) income	(74.7)	55.7
Common Stock in treasury, at cost (64,215 and 116,499 shares, respectively)	(0.8)	(1.4)
Total Oshkosh Corporation shareholders’ equity	514.1	1,388.6
Noncontrolling interest	2.2	3.3
Total equity	516.3	1,391.9
Total liabilities and equity	$4,768.0	$6,081.5

The accompanying notes are an integral part of these financial statements

OSHKOSH CORPORATION

CONSOLIDATED STATEMENTS OF EQUITY

(In millions, except per share amounts)

	Oshkosh Corporation Shareholders
			(Accumulated	Accumulated	Common		Compre-
		Additional	Deficit)	Other	Stock in	Non-	hensive
	Common	Paid-In	Retained	Comprehensive	Treasury	Controlling	(Loss)
	Stock	Capital	Earnings	(Loss) Income	at Cost	Interest	Income
Balance at September 30, 2006	$0.7	$205.2	$797.8	$59.2	$(1.0)	$3.8
Comprehensive income (loss):
Net income (loss)	—	—	268.1	—	—	(0.3)	$267.8
Change in fair value of derivative instruments, net of tax of $7.0	—	—	—	(12.0)	—	—	(12.0)
Losses reclassified into earnings from other comprehensive income, net of tax of $3.3	—	—	—	5.7	—	—	5.7
Minimum pension liability adjustment, net of tax of $4.9	—	—	—	(7.9)	—	—	(7.9)
Currency translation adjustments, net	—	—	—	110.2	—	0.3	110.5
Total comprehensive income							$364.1
Cash dividends ($0.40 per share)	—	—	(29.6)	—	—	—
Exercise of stock options	—	5.5	—	—	1.0	—
Tax benefit related to stock-based compensation	—	6.8	—	—	—	—
Repurchase of Common Stock	—	—	—	—	(1.6)	—
Stock-based compensation and award of nonvested shares	—	11.7	—	—	—	—
Adjustment to initially adopt Financial Accounting Standard No. 158	—	—	—	(26.2)	—	—
Balance at September 30, 2007	0.7	229.2	1,036.3	129.0	(1.6)	3.8
Comprehensive income (loss):
Net income (loss)	—	—	79.3	—	—	(0.7)	$78.6
Change in fair value of derivative instruments, net of tax of $19.2	—	—	—	(29.9)	—	—	(29.9)
Losses reclassified into earnings from other comprehensive income, net of tax of $9.1	—	—	—	14.6	—	—	14.6
Minimum pension liability adjustment, net of tax of $11.1	—	—	—	(17.4)	—	—	(17.4)
Currency translation adjustments, net	—	—	—	(40.6)	—	0.2	(40.4)
Total comprehensive income							$5.5
Cash dividends ($0.40 per share)	—	—	(29.8)	—	—	—
Exercise of stock options	—	2.9	—	—	1.6	—
Tax benefit related to stock-based compensation	—	3.6	—	—	—	—
Repurchase of Common Stock	—	—	—	—	(1.4)	—
Stock-based compensation and award of nonvested shares	—	15.0	—	—	—	—
Adjustment to initially adopt Financial Accounting Standards Interpretation No. 48 - See Note 19	—	—	(2.9)	—	—	—
Balance at September 30, 2008	0.7	250.7	1,082.9	55.7	(1.4)	3.3
Comprehensive income (loss):
Net loss	—	—	(1,098.8)	—	—	(0.9)	$(1,099.7)
Change in fair value of derivative instruments, net of tax of $21.3	—	—	—	(34.0)	—	—	(34.0)
Losses reclassified into earnings from other comprehensive income, net of tax of $18.6	—	—	—	29.7	—	—	29.7
Minimum pension liability adjustment, net of tax of $19.2	—	—	—	(31.8)	—	—	(31.8)
Currency translation adjustments reclassified into earnings from other comprehensive income, net	—	—	—	(92.0)	—		(92.0)
Currency translation adjustments, net	—	—	—	(2.3)	—	(0.2)	(2.5)
Total comprehensive loss							$(1,230.3)
Issuance of shares for public equity offering - See Note 15	0.2	357.9	—	—	—	—
Cash dividends ($0.20 per share)	—	—	(14.9)	—	—	—
Exercise of stock options	—	(0.1)	—	—	0.7	—
Stock-based compensation and award of nonvested shares	—	10.9	—	—	—	—
Other	—	0.1	—	—	(0.1)	—
Balance at September 30, 2009	$0.9	$619.5	$(30.8)	$(74.7)	$(0.8)	$2.2

The accompanying notes are an integral part of these financial statements

OSHKOSH CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Fiscal Year Ended September 30,
	2009	2008	2007
Operating activities:
Net (loss) income	$(1,099.7)	$78.6	$267.8
Intangible assets impairment charges	1,199.8	175.2	—
Gain on sale of Geesink	(33.8)	—	—
Depreciation and amortization	152.0	152.9	129.0
Stock-based compensation expense	10.9	15.0	11.7
Deferred income taxes	(51.2)	(10.4)	13.6
Equity in losses (earnings) of unconsolidated affiliates	2.2	(4.0)	(6.7)
Gain on sale of assets	(2.5)	(1.3)	(1.4)
Foreign currency transaction losses (gains)	1.1	5.7	(9.4)
Changes in operating assets and liabilities:
Receivables, net	377.2	65.6	(408.9)
Inventories, net	112.6	(38.7)	116.0
Other current assets	(89.0)	(8.8)	42.9
Accounts payable	(55.8)	15.6	137.8
Customer advances	435.6	(41.3)	70.5
Income taxes	(26.4)	(22.1)	34.6
Other current liabilities	(50.3)	(29.2)	31.6
Other long-term assets and liabilities	16.2	37.6	(23.1)
Net cash provided by operating activities	898.9	390.4	406.0

Investing activities:
Acquisitions of businesses, net of cash acquired	—	—	(3,140.5)
Additions to property, plant and equipment	(46.2)	(75.8)	(83.0)
Additions to equipment held for rental	(15.4)	(42.5)	(19.0)
Proceeds from sale of property, plant and equipment	3.9	4.0	3.4
Proceeds from sale of equipment held for rental	6.1	13.0	11.2
Other	(4.5)	1.1	1.3
Net cash used by investing activities	(56.1)	(100.2)	(3,226.6)

Financing activities:
Proceeds from issuance of long-term debt	—	—	3,100.0
Debt issuance costs	(20.1)	—	(34.9)
Repayment of long-term debt	(682.2)	(304.7)	(96.8)
Net (repayments) borrowings under revolving credit facility	(49.4)	54.7	(79.9)
Proceeds from issuance of Common Stock, net	358.1	—	—
Proceeds from exercise of stock options	0.6	4.5	6.5
Purchase of Common Stock	(0.2)	(1.4)	(1.6)
Excess tax benefits from stock-based compensation	—	3.1	6.0
Dividends paid	(14.9)	(29.8)	(29.6)
Net cash (used) provided by financing activities	(408.1)	(273.6)	2,869.7

Effect of exchange rate changes on cash	7.5	(3.6)	4.1
Increase in cash and cash equivalents	442.2	13.0	53.2
Cash and cash equivalents at beginning of year	88.2	75.2	22.0
Cash and cash equivalents at end of year	$530.4	$88.2	$75.2

Supplemental disclosures:
Cash paid for interest	$183.8	$211.2	$179.4
Cash paid for income taxes	5.5	138.2	82.3

The accompanying notes are an integral part of these financial statements

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Nature of Operations

Oshkosh Corporation and its subsidiaries (the “Company”), are leading manufacturers of a wide variety of specialty vehicles and vehicle bodies predominately for the North American and European markets.  “Oshkosh” refers to Oshkosh Corporation, not including its subsidiaries.  The Company sells its products into four principal vehicle markets — defense, access equipment, fire & emergency and commercial.  The defense business is conducted through the operations of Oshkosh.  The access equipment business is conducted through its wholly-owned subsidiary, JLG Industries, Inc. and its wholly-owned subsidiaries (“JLG”).  JLG holds, along with an unaffiliated third-party, a 50% interest in a joint venture in The Netherlands, RiRent Europe, B.V. (“RiRent”).  The Company’s fire & emergency business is principally conducted through its wholly-owned subsidiaries Pierce Manufacturing Inc. (“Pierce”), the airport products division of Oshkosh, JerrDan Corporation (“JerrDan”), Kewaunee Fabrications, LLC (“Kewaunee”), Medtec Ambulance Corporation (“Medtec”), and Oshkosh Specialty Vehicles, Inc., AK Specialty Vehicles B.V. and their wholly-owned subsidiaries (together “OSV”).  The Company’s commercial business is principally conducted through its wholly-owned subsidiaries, McNeilus Companies, Inc. (“McNeilus”), Concrete Equipment Company, Inc. and its wholly-owned subsidiary (“CON-E-CO”), London Machinery Inc. and its wholly-owned subsidiary (“London”), Iowa Mold Tooling Co, Inc. (“IMT”) and the commercial division of Oshkosh.  McNeilus is one of two general partners in Oshkosh/McNeilus Financial Services Partnership (“OMFSP”), which provides lease financing to the Company’s commercial customers.  McNeilus owns a 49% interest in Mezcladores Trailers de Mexico, S.A. de C.V. (“Mezcladores”), which manufactures and markets concrete mixers, concrete batch plants and refuse collection vehicles in Mexico.

In July 2009, the Company completed the sale of its ownership in Geesink Group B.V., Geesink Norba Limited and Norba A. B. (collectively, “Geesink”).  Geesink, a European refuse collection vehicle manufacturer, was previously included in the Company’s commercial segment.  In October 2009, the Company sold its 75% ownership interest in BAI Brescia Antincendi International S.r.l. (“BAI”) to the BAI management team.  BAI, a European fire apparatus manufacturer, was previously included in the Company’s fire & emergency segment.  The historical operating results of these businesses have been reclassified and are now presented in “Income (loss) from discontinued operations, net of tax” in the Consolidated Statements of Operations for all periods.  See Note 3 of the Notes to Consolidated Financial Statements for further information regarding the sales of Geesink and BAI.

2.     Summary of Significant Accounting Policies

Principles of Consolidation and Presentation — The consolidated financial statements include the accounts of Oshkosh and all of its majority-owned or controlled subsidiaries and are prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”).  All significant intercompany accounts and transactions have been eliminated in consolidation.  The 25% historical book value of BAI at the date of acquisition and 25% of subsequent operating results related to that portion of BAI not owned by the Company have been reflected as noncontrolling interest in the Company’s Consolidated Balance Sheets and Consolidated Statements of Operations, respectively.  The Company accounts for its 50% voting interest in OMFSP and RiRent and its 49% interest in Mezcladores under the equity method.

Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition — The Company recognizes revenue on equipment and parts sales when contract terms are met, collectability is reasonably assured and a product is shipped or risk of ownership has been transferred to and accepted by the customer.  Revenue from service agreements is recognized as earned when services have been rendered.  Appropriate provisions are made for discounts, returns and sales allowances.  Sales are recorded net of amounts invoiced for taxes imposed on the customer such as excise or value-added taxes.

Sales to the U.S. government of non-commercial products manufactured to the government’s specifications are recognized using the units-of-delivery measure under the percentage-of-completion accounting method as units are accepted by the government.  The Company includes amounts representing contract change orders, claims or other items in sales only when they can be reliably estimated and realization is probable.  The Company charges anticipated losses on contracts or programs in progress to earnings when identified.  Bid and proposal costs are expensed as incurred.

Shipping and Handling Fees and Costs — Revenue received from shipping and handling fees is reflected in net sales.  Shipping and handling fee revenue was not significant for all periods presented.  Shipping and handling costs are included in cost of sales.

Warranty — Provisions for estimated warranty and other related costs are recorded in cost of sales at the time of sale and are periodically adjusted to reflect actual experience.  The amount of warranty liability accrued reflects management’s best estimate of the expected future cost of honoring Company obligations under the warranty plans.  Historically, the cost of fulfilling the Company’s warranty obligations has principally involved replacement parts, labor and sometimes travel for any field retrofit campaigns.  The Company’s estimates are based on historical experience, the extent of pre-production testing, the number of units involved and the extent of features/components included in product models. Also, each quarter, the Company reviews actual warranty claims experience to determine if there are systemic defects that would require a field campaign.

Research and Development and Similar Costs — Except for customer sponsored research and development costs incurred pursuant to contracts, research and development costs are expensed as incurred and included as part of cost of sales.  Research and development costs charged to continuing operations amounted to $72.7 million, $88.3 million and $73.3 million during fiscal 2009, 2008 and 2007, respectively.  Customer sponsored research and development costs incurred pursuant to contracts are accounted for as contract costs.

Advertising — Advertising costs are included in selling, general and administrative expense and are expensed as incurred.  Advertising costs charged to continuing operations totaled $11.7 million, $21.7 million and $16.3 million in fiscal 2009, 2008 and 2007, respectively.

Environmental Remediation Costs — The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable.  The liabilities are developed based on currently available information and reflect the participation of other potentially responsible parties, depending on the parties’ financial condition and probable contribution.  The accruals are recorded at undiscounted amounts and are reflected as liabilities on the accompanying consolidated balance sheets.  Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.  The accruals are adjusted as further information develops or circumstances change.

Stock-Based Compensation — The Company recognizes stock-based compensation using the fair value provisions prescribed by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation.  Accordingly, compensation costs for stock options, restricted stock and performance shares are calculated based on the fair value of the instrument at the time of grant and are recognized as expense over the vesting period of the stock-based instrument.  See Note 16 of the Notes to Consolidated Financial Statements for information regarding the Company’s stock-based incentive plan.

Income Taxes — Deferred income taxes are provided to recognize temporary differences between the financial reporting basis and the income tax basis of the Company’s assets and liabilities using currently enacted tax rates and laws.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

Effective October 1, 2007, the Company adopted a new accounting standard on accounting for uncertainty in income taxes.  The new standard prescribed a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The new standard also provided guidance on derecognition, classification, interest and penalties, disclosure and transition.  The evaluation of a tax position in accordance with the new standard is a two-step process.  The first step is recognition, where the Company evaluates whether an individual tax position has a likelihood of greater than 50% of being sustained upon examination based on the technical merits of the position, including resolution of any related appeals or litigation processes.  For tax positions that are currently estimated to have a less than 50% likelihood of being sustained, zero tax benefit is recorded.  For tax positions that have met the recognition threshold in the first step, the Company performs the second step of measuring the benefit to be recorded.  The actual benefits ultimately realized may differ from the Company’s estimates.  In future periods, changes in facts and circumstances and new information may require the Company to change the recognition and measurement estimates with regard to individual tax positions.  Changes in recognition and measurement estimates are recorded in results of operations and financial position in the period in which such changes occur.  Upon adoption of the new standard, the Company recognized a $2.9 million charge to retained earnings and the reclassification of $30.0 million in liabilities related to uncertain tax positions in the Company’s Consolidated Balance Sheet from income taxes payable to other long-term assets ($6.2 million) and long-term liabilities ($36.2 million).

Income taxes are provided on financial statement earnings of non-U.S. subsidiaries expected to be repatriated.  The Company determines annually the amount of undistributed non-U.S. earnings to invest indefinitely in its non-U.S. operations.  As a result of anticipated cash requirements in the foreign subsidiaries, the Company currently believes that all earnings of non-U.S. subsidiaries will be reinvested indefinitely to finance foreign activities.  Accordingly, no deferred income taxes have been provided for the repatriation of those earnings.

Fair Value of Financial Instruments — Based on Company estimates, the carrying amounts of cash equivalents, receivables, accounts payable and accrued liabilities approximated fair value as of September 30, 2009 and 2008.

Cash and Cash Equivalents — The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.  Cash equivalents at September 30, 2009 consisted principally of money market instruments and bank deposits.

Receivables — Receivables consist of amounts billed and currently due from customers and unbilled costs and accrued profits related to revenues on long-term contracts that have been recognized for accounting purposes but not yet billed to customers.  The Company extends credit to customers in the normal course of business and maintains an allowance for estimated losses resulting from the inability or unwillingness of customers to make required payments.  The accrual for estimated losses is based on its historical experience, existing economic conditions and any specific customer collection issues the Company has identified.

Concentration of Credit Risk — Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of cash equivalents, trade accounts receivable, OMFSP lease receivables and guarantees of certain customers’ obligations under deferred payment contracts and lease purchase agreements.

The Company maintains cash and cash equivalents, and other financial instruments, with various major financial institutions.  The Company performs periodic evaluations of the relative credit standing of these financial institutions and limits the amount of credit exposure with any institution.

Concentration of credit risk with respect to trade accounts and leases receivable is limited due to the large number of customers and their dispersion across many geographic areas.  However, a significant amount of trade and lease receivables are with the U.S. government, with rental companies globally, with companies in the ready-mix concrete industry, with municipalities and with several large waste haulers in the United States.  The Company continues to monitor credit risk associated with its trade receivables, especially during the global recession.

Inventories — Inventories are stated at the lower of cost or market.  Cost has been determined using the last-in, first-out (“LIFO”) method for 80.6% of the Company’s inventories at September 30, 2009 and 68.9% at September 30, 2008.  For the remaining inventories, cost has been determined using the first-in, first-out (“FIFO”) method.

Performance-Based Payments — The Company’s contracts with the U.S. Department of Defense (“DoD”) to deliver heavy-payload tactical vehicles (Family of Heavy Tactical Vehicles and Logistic Vehicle System Replacement), medium-payload tactical vehicles (Medium Tactical Vehicle Replacement) and MRAP-All Terrain Vehicles (“M-ATVs”), as well as certain other defense-related contracts, include requirements for “performance-based payments.”  The performance-based payment provisions in the contracts require the DoD to pay the Company based on the completion of certain pre-determined events in connection with the production under these contracts.  Performance-based payments received are first applied to reduce outstanding receivables for units accepted in accordance with contractual terms, with any remaining amount recorded as an offset to inventory to the extent of related inventory on hand.  Amounts received in excess of receivables and inventories are included in liabilities as customer advances.

Property, Plant and Equipment — Property, plant and equipment are recorded at cost.  Depreciation is provided over the estimated useful lives of the respective assets using accelerated and straight-line methods.  The estimated useful lives range from 10 to 50 years for buildings and improvements, from 4 to 25 years for machinery and equipment and from 3 to 10 years for capitalized software and related costs.  The Company capitalizes interest on borrowings during the active construction period of major capital projects.  Capitalized interest is immaterial for all periods presented.  All capitalized interest has been added to the cost of the underlying assets and is amortized over the useful lives of the assets.

Goodwill — Goodwill reflects the cost of an acquisition in excess of the fair values assigned to identifiable net assets acquired.  Goodwill is not amortized; however, it is assessed for impairment at least annually and as triggering events or “indicators of potential impairment” occur.  The Company performs its annual impairment test in the fourth quarter of its fiscal year.  The Company evaluates the recoverability of goodwill by estimating the future discounted cash flows of the businesses to which the goodwill relates.  Estimated cash flows and related goodwill are grouped at the reporting unit level.  A reporting unit is an operating segment or, under certain circumstances, a component of an operating segment that constitutes a business.  When estimated future discounted cash flows are less than the carrying value of the net assets and related goodwill, an impairment test is performed to measure and recognize the amount of the impairment loss, if any.  Impairment losses, limited to the carrying value of goodwill, represent the excess of the carrying amount of a reporting unit’s goodwill over the implied fair value of that goodwill. In fiscal 2009 and 2008, the Company recorded non-cash impairment charges of $1,169.2 million and $167.4 million, respectively, of which, $8.1 million and $167.4 million, respectively, related to discontinued operations.  See Note 8 of the Notes to Consolidated Financial Statements for a discussion of the fiscal 2009 charges to continuing operations and Note 3 of the Notes to Consolidated Financial Statements for a discussion of the fiscal 2008 charges to discontinued operations.

In evaluating the recoverability of goodwill, it is necessary to estimate the fair value of the reporting units.  The Company evaluates the recoverability of goodwill primarily utilizing the income approach.  The Company believes that the use of this approach is appropriate as it provides a fair value estimate based upon the reporting unit’s expected long-term operating cash flow performance.  This approach also mitigates the impact of cyclical trends that occur in the reporting unit’s industry.  Under the income approach, the Company determines fair value based on estimated future cash flows discounted by an estimated weighted-average cost of capital, which reflects the overall level of inherent risk of a reporting unit and the rate of return an outside investor would expect to earn.  Estimated future cash flows were based on the Company’s internal projection models, industry projections and other assumptions deemed reasonable by management.  Rates used to discount estimated cash flows correspond to the Company’s cost of capital, adjusted for risk where appropriate, and are dependent upon interest rates at a point in time.  There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of goodwill impairment.  It is possible that assumptions underlying the impairment analysis will change in such a manner that impairment in value may occur in the future.

Impairment of Long-Lived Assets — Property, plant and equipment and amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  Non-amortizable tradenames are assessed for impairment at least annually and as triggering events or “indicators of potential impairment” occur.  If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets.  Such analyses necessarily involve significant judgment.  In fiscal 2009 and 2008, the Company recorded non-cash impairment charges of $30.6 million and $7.8 million, respectively, related to long-lived assets, of which $1.5 million and $6.8 million, respectively, related to discontinued operations.

Floor Plan Notes Payable — Floor plan notes payable represent liabilities related to the purchase of commercial vehicle chassis upon which the Company mounts its manufactured vehicle bodies.  Floor plan notes payable are non-interest bearing for terms ranging up to 120 days and must be repaid upon the sale of the vehicle to a customer.  The Company’s practice is to repay all floor plan notes for which the non-interest bearing period has expired without sale of the vehicle to a customer.

Customer Advances — Customer advances include amounts received in advance of the completion of fire & emergency and commercial vehicles.  Most of these advances bear interest at variable rates approximating the prime rate.  Advances also include any performance-based payments received from the DoD in excess of the value of related inventory.  Advances from the DoD are non-interest bearing.  See preceding discussion on performance-based payments.

Accumulated Other Comprehensive (Loss) Income — Comprehensive (loss) income is a more inclusive financial reporting method that includes disclosure of financial information that historically has not been recognized in the calculation of net income.  The Company has chosen to report Comprehensive (Loss) Income and Accumulated Other Comprehensive (Loss) Income, which encompasses net income (loss), cumulative translation adjustments, unrealized gains (losses) on derivatives and minimum pension liability adjustments in the Consolidated Statements of Equity.

The components of Accumulated Other Comprehensive (Loss) Income are as follows (in millions):

		Minimum		Accumulated
	Cumulative	Pension		Other
	Translation	Liability	Gains (Losses)	Comprehensive
	Adjustments	Adjustments	on Derivatives	Income (Loss)

Balance at September 30, 2006	$65.9	$(1.0)	$(5.7)	$59.2
Fiscal year change	110.2	(34.1)	(6.3)	69.8
Balance at September 30, 2007	176.1	(35.1)	(12.0)	129.0
Fiscal year change	(40.6)	(17.4)	(15.3)	(73.3)
Balance at September 30, 2008	135.5	(52.5)	(27.3)	55.7
Fiscal year change	(94.3)	(31.8)	(4.3)	(130.4)
Balance at September 30, 2009	$41.2	$(84.3)	$(31.6)	$(74.7)

Foreign Currency Translation — All balance sheet accounts have been translated into U.S. dollars using the exchange rates in effect at the balance sheet date.  Income statement amounts have been translated using the average exchange rate during the period in which the transactions occurred.  Resulting translation adjustments are included in “Accumulated other comprehensive (loss) income.”  Foreign currency transactions gains or losses are included in “Miscellaneous, net” in the Consolidated Statements of Operations.  The Company recorded net foreign currency transaction gains (losses) related to continuing operations of $8.4 million, $(9.3) million and $2.6 million in fiscal 2009, 2008 and 2007, respectively.

Derivative Financial Instruments — The Company recognizes all derivative financial instruments, such as foreign exchange contracts, in the consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument.  Changes in the fair value of derivative financial instruments are either recognized periodically in income or in equity as a component of comprehensive income depending on whether the derivative financial instrument qualifies for hedge accounting, and if so, whether it qualifies as a fair value hedge or cash flow hedge.  Generally, changes in fair values of derivatives accounted for as fair value hedges are recorded in income along with the portions of the changes in the fair values of the hedged items that relate to the hedged risks.  Changes in fair values of derivatives accounted for as cash flow hedges, to the extent they are effective as hedges, are recorded in other comprehensive income, net of deferred income taxes.  Changes in fair value of derivatives not qualifying as hedges are reported in income.  Cash flows from derivatives that are accounted for as cash flow or fair value hedges are included in the Consolidated Statements of Cash Flows in the same category as the item being hedged.

Subsequent Events — The Company evaluated subsequent events after the balance sheet date through March 30, 2010, which is the date the Company filed its Form 8-K to include Note 22 “Separate Financial Information of Subsidiary Guarantors of Indebtedness”.

Recent Accounting Pronouncements — In September 2007, the FASB issued a new standard on fair value measurements, which defined fair value, established a framework for measuring fair value and expanded disclosures about fair value measurements.  The fair value standard clarified the definition of exchange price as the price between market participants in an orderly transaction to sell an asset or transfer a liability in the market in which the reporting entity would transact business for the asset or liability, that is, the principal or most advantageous market for the asset or liability.  Effective October 1, 2008, the Company partially adopted the fair value standard but did not adopt it for non-financial assets and liabilities which are not recognized or disclosed at fair value on a recurring basis.  See Note 14 of the Notes to Consolidated Financial Statements for additional information regarding fair value measurement disclosures.  The Company will be required to adopt the fair value standard for non-financial assets and liabilities which are not recognized or disclosed at fair value on a recurring basis on October 1, 2009.  The adoption of the remaining provisions of the fair value standard is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued a new standard on business combinations, which requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, at their fair values as of that date.  Acquisition-related transaction and restructuring costs will be expensed rather than treated as acquisition costs and included in the amount recorded for assets acquired.  The new business combination standard will be effective for the Company on a prospective basis for all business combinations for which the acquisition date is on or after October 1, 2009.  The new business combination standard also amends ASC Topic 740, Income Taxes, such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to October 1, 2009 would also apply the provision of the new business combination standard.  At September 30, 2009, the Company had $20.1 million of tax contingencies associated with acquisitions that closed prior to October 1, 2009.  Any adjustments required upon resolution of these contingencies will be reflected in “(Benefit from) provision for income taxes” in the Consolidated Statements of Operations.

In December 2007, the FASB issued a new standard on noncontrolling interests in consolidated financial statements, which clarified that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  The Company will be required to adopt the new noncontrolling interests standard as of October 1, 2009.  The provisions of the new standard on noncontrolling interests are generally required to be applied retrospectively.  The provisions of the new standard on noncontrolling interests have been retrospectively applied to all periods presented in these Consolidated Financial Statements.  The adoption of the new standard on noncontrolling interests did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In June 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 167, Amendments to FASB Interpretation No. 46(R), to address the elimination of the concept of a qualifying special purpose entity.  SFAS No. 167 also replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity and the obligation to absorb losses of the entity or the right to receive benefits from the entity.  Additionally, SFAS No. 167 provides more timely and useful information about an enterprise’s involvement with a variable interest entity.  The Company will be required to adopt SFAS No. 167 as of October 1, 2010.  The Company is currently evaluating the impact of SFAS No. 167 on the Company’s financial condition, results of operations and cash flows.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162, which establishes the FASB ASC as the source of authoritative accounting principles recognized by the FASB to be applied in the preparation of financial statements in conformity with U.S. GAAP.  SFAS No. 168 explicitly recognizes rules and interpretive releases of the Securities and Exchange Commission (“SEC’) under federal securities laws as authoritative U.S. GAAP for SEC registrants.  The Company was required to adopt SFAS No. 168 as of September 30, 2009.  The adoption of SFAS No. 168 did not have a material impact on the Company’s financial condition, results of operations or cash flows.

3.     Discontinued Operations

In July 2009, the Company sold Geesink to a third party for nominal cash consideration.  Following reclassification of $92.0 million of cumulative translation adjustments out of equity, the Company recorded a pretax gain on the sale of $33.8 million, which was recognized in the fourth quarter of fiscal 2009.  As a result of the sale, the historical results of Geesink, which were previously included in the Company’s commercial segment, have been reclassified and are now included in discontinued operations in the Company’s Consolidated Statements of Operations.

Due to rationalization of manufacturing facilities, inefficiencies associated with the relocation and start-up of production of Norba-branded products from Sweden to The Netherlands and increased material costs and product warranties, the Company’s European refuse collection vehicle business, Geesink, sustained a loss related to its operations of $27.5 million in the first nine months of fiscal 2008.  The loss was significantly more than estimated in the Company’s financial projections supporting its fiscal 2007 fourth quarter impairment test.

The Company had taken steps during fiscal 2007 and the first six months of fiscal 2008 to turn around the Geesink business, including selling an unprofitable facility in The Netherlands during the first quarter of fiscal 2008, reaching an agreement with the Works Council in Sweden regarding rationalizing a facility in that country in order to consolidate Norba-branded production in The Netherlands, reducing its work force, installing new executive leadership, integrating operations with JLG, implementing lean manufacturing practices, introducing new products and outsourcing components to lower cost manufacturing sites.  In June 2008, it became evident that synergies related to Geesink’s facility rationalization program would be lower than expected and costs to execute the rationalization would be higher than anticipated.  The resulting slower than expected and more difficult return to profitability of Geesink’s business, further escalation of raw material costs, a softening of economies in Western Europe and a reduction in fabrication volume for the Company’s access equipment segment at Geesink’s Romania facility due to a slowdown in the European access equipment market led the Company to the conclusion that a charge for impairment was required.  During the third quarter of fiscal 2008, the Company took these factors into account in developing its fiscal 2009 and long-term forecast for this business.  With the assistance of a third-party valuation firm, the Company determined that Geesink goodwill and non-amortizable intangible assets were impaired and the Company recorded non-cash, pre-tax impairment charges of $174.2 million in the third quarter of fiscal 2008.  The evaluation was based upon a discounted cash flow analysis of the historical and forecasted operating results of this business.

In October 2009, the Company sold its 75% ownership interest in BAI to BAI’s management team for nominal cash consideration.  Following reclassification of $0.8 million of cumulative translation adjustments out of equity, the Company recorded a small after tax loss on the sale, which was recognized in the first quarter of fiscal 2010.  BAI, a European fire apparatus manufacturer, was previously included in the Company’s fire & emergency segment.

The following amounts related to the operations of Geesink and BAI were derived from historical financial information and have been segregated from continuing operations and reported as discontinued operations in the Consolidated Statements of Operations (in millions):

	Fiscal Year Ended September 30,
	2009	2008	2007

Net sales	$180.2	$260.6	$217.4
Cost of sales	169.4	247.3	196.3
Gross income	10.8	13.3	21.1
Operating expenses:
Selling, general and administrative	27.5	49.6	40.8
Amortization of purchased intangibles	0.4	0.6	0.5
Intangible assets impairment charges	9.6	174.2	—
Total operating expenses	37.5	224.4	41.3
Operating loss	(26.7)	(211.1)	(20.2)
Other expense	(1.4)	(2.3)	(1.3)
Loss before income taxes	(28.1)	(213.4)	(21.5)
Benefit from income taxes	(61.6)	(3.1)	(2.9)
Income (loss) from operations, net of tax	33.5	(210.3)	(18.6)
Gain on sale of Geesink	33.8	—	—
Income (loss) from discontinued operations, net of tax	$67.3	$(210.3)	$(18.6)

The fiscal 2009 benefit from income taxes includes $61.0 million related to a worthless stock/bad debt deduction claimed by the Company related to discontinued operations.  See Note 19 of Notes to Consolidated Financial Statements.

The Company has elected not to reclassify Geesink and BAI balances in the Consolidated Balance Sheets.  The following is a summary of the assets and liabilities of BAI’s operations as of September 30, 2009 and Geesink’s and BAI’s operations as of September 30, 2008.  The amounts presented below were derived from historical financial information and adjusted to exclude intercompany receivables and payables between Geesink and BAI and the Company (in millions):

	September 30,
	2009	2008

Receivables, net	$17.3	$87.5
Inventories, net	20.0	62.5
Deferred income taxes	0.9	4.2
Other current assets	0.3	3.4
Total current assets	38.5	157.6

Property, plant and equipment, net	6.1	24.2
Goodwill	—	9.2
Purchased intangible assets, net	0.5	5.6
Other long-term assets	2.5	3.3
Total non-current assets	9.1	42.3

Revolving credit facility and current maturities of long-term debt	(14.1)	(19.8)
Accounts payable	(16.8)	(55.9)
Accrued and other current liabilities	(8.3)	(35.7)
Total current liabilities	(39.2)	(111.4)

Long-term debt, less current maturities	(0.8)	(1.3)
Deferred income taxes	(0.6)	(2.4)
Other long-term liabilities	(0.4)	(0.7)
Total non-current liabilities	(1.8)	(4.4)
Net assets	$6.6	$84.1

Accumulated other comprehensive income included $0.8 million and $95.4 million of cumulative currency translation adjustments at September 30, 2009 and September 30, 2008, respectively.  Cumulative currency translation adjustments of $92.0 million were reclassified out of equity against the Company’s recorded interest in the book value of the net assets of Geesink upon its sale, giving rise to a $33.8 million gain on sale in the fourth quarter of fiscal 2009.

4.     Receivables

Receivables consisted of the following (in millions):

	September 30,
	2009	2008
U.S. government:
Amounts billed	$243.1	$199.4
Cost and profits not billed	5.9	6.1
	249.0	205.5
Other trade receivables	289.9	738.7
Finance receivables	46.7	26.4
Pledged finance receivables	—	3.9
Notes receivables	66.5	61.8
Other receivables	26.9	43.6
	679.0	1,079.9
Less allowance for doubtful accounts	(42.0)	(24.8)
	$637.0	$1,055.1

Current receivables	$563.8	$997.8
Long-term receivables	73.2	57.3
	$637.0	$1,055.1

The Company recorded provisions for credit losses related to continuing operations of $50.0 million in fiscal 2009, including a $24.4 million accrual for losses on customer guarantees, which is recorded as a liability in the Consolidated Balance Sheets.  The provisions were concentrated in the access equipment segment due to the effects of the global recession on the financial health of its customers and due to reductions in the underlying collateral value of the equipment.

Costs and profits not billed generally will become billable upon the Company achieving certain contract milestones.

Finance receivables represent sales-type leases resulting from the sale of the Company’s products.  Finance receivables generally include a residual value component.  Residual values are determined based on the expectation that the underlying equipment will have a minimum fair market value at the end of the lease term.  This residual value accrues to the Company at the end of the lease.  The Company uses its experience and knowledge as an original equipment manufacturer and participant in end markets for the related products along with third-party studies to estimate residual values.  The Company monitors these values for impairment on a periodic basis and reflects any resulting reductions in value in current earnings.  As of September 30, 2009, approximately 72% of the finance receivables were due from four parties.  Finance and pledged finance receivables consisted of the following (in millions):

	September 30,
	2009	2008

Finance receivables	$52.0	$28.8
Pledged finance receivables	—	3.9
	52.0	32.7
Estimated residual value	2.1	2.0
Less unearned income	(7.4)	(4.4)
Net finance and pledged finance receivables	46.7	30.3
Less allowance for doubtful accounts	(11.8)	(1.2)
	$34.9	$29.1

The contractual maturities of the Company’s finance receivables at September 30, 2009 were as follows: 2010 - $11.1 million; 2011 - $9.8 million; 2012 - $9.9 million; 2013 - $10.6 million; 2014 - $6.3 million; and thereafter - $4.3 million.  Historically, finance receivables have been paid off prior to their contractual due dates, although that may change in the current economic environment.  As a result, contractual maturities are not to be regarded as a forecast of future cash flows.  Provisions for losses on finance receivables are charged to income in amounts sufficient to maintain the allowance at a level considered adequate to cover losses in the existing receivable portfolio.

Notes receivable include refinancing of trade accounts and finance receivables.  As of September 30, 2009, approximately 85% of the notes receivable were due from two parties.  The Company routinely evaluates the creditworthiness of its customers and establishes reserves if required under the circumstances.  Certain notes receivable are collateralized by a security interest in the underlying assets and/or other assets owned by the debtor.  The Company may incur losses in excess of recorded reserves if the financial condition of its customers were to deteriorate or the full amount of any anticipated proceeds from the sale of the collateral supporting its customers’ financial obligations is not realized.

5.     Inventories

Inventories consisted of the following (in millions):

		September 30,
		2009	2008

Raw materials		$513.4	$474.0
Partially finished products		326.3	275.5
Finished products		325.2	419.5
Inventories at FIFO cost		1,164.9	1,169.0
Less:	Progress/performance-based payments on U.S. government contracts	(317.3)	(154.3)
	Excess of FIFO cost over LIFO cost	(57.9)	(73.1)
		$789.7	$941.6

Title to all inventories related to government contracts, which provide for progress or performance-based payments, vests with the government to the extent of unliquidated progress or performance-based payments.

Inventory includes costs which are amortized to expense as sales are recognized under certain contracts.  At
September 30, 2009 and 2008, unamortized costs related to long-term contracts of $3.5 million and $3.3 million, respectively, were included in inventory.

During fiscal 2009, reductions in FIFO inventory levels resulted in liquidations of LIFO inventory layers carried at lower costs prevailing in prior years as compared with the cost of current-year purchases.  The effect of the LIFO inventory liquidations on fiscal 2009 results was to decrease costs of goods sold by $6.0 million and increase earnings from continuing operations attributable to Oshkosh Corporation shareholders by $3.7 million ($0.05 per share).  The Company recognized pre-tax income from continuing operations of $15.2 million and expense of $26.7 million and $10.6 million as a result of LIFO inventory adjustments in fiscal 2009, 2008 and 2007, respectively.

6.     Investments in Unconsolidated Affiliates

Investments in unconsolidated affiliates are accounted for under the equity method, and consisted of the following (in millions):

	Percent-	September 30,
	owned	2009	2008

OMFSP (U.S.)	50%	$14.7	$16.0
RiRent (The Netherlands)	50%	15.7	15.4
Mezcladoras (Mexico)	49%	6.9	6.7
		$37.3	$38.1

The investment generally represents the Company’s maximum exposure to loss as a result of the Company’s ownership interest.  Earnings and losses, net of related income taxes, are reflected in “Equity in (losses) earnings of unconsolidated affiliates.”

In February 1998, concurrent with the Company’s acquisition of McNeilus, the Company and an unaffiliated third-party, BA Leasing & Capital Corporation, formed OMFSP, a general partnership, for the purpose of offering lease financing to certain customers of the Company.  Each partner contributed existing lease assets (and, in the case of the Company, related notes payable to third-party lenders, which were secured by such leases) to capitalize the partnership.  Leases and related notes payable contributed by the Company were originally acquired in connection with the McNeilus acquisition.

OMFSP manages the contributed assets and liabilities and engages in new vendor lease business providing financing to certain customers of the Company.  The Company sells vehicles, vehicle bodies and concrete batch plants to OMFSP for lease to user-customers.  The Company’s sales to OMFSP were $14.7 million, $39.7 million and $72.6 million in fiscal 2009, 2008 and 2007, respectively.  Banks and other financial institutions lend to OMFSP a portion of the purchase price, with recourse solely to OMFSP, secured by a pledge of lease payments due from the user-lessees.  Each partner funds one-half of the approximate 4.0% to 8.0% equity portion of the cost of new equipment purchases.  Customers typically provide a 2.0% to 6.0% down payment.  Each partner is allocated its proportionate share of OMFSP’s cash flow and taxable income in accordance with the partnership agreement.  Indebtedness of OMFSP is secured by the underlying leases and assets of, and is with recourse to, OMFSP.  All such OMFSP indebtedness is non-recourse to the Company and its partner.  Each of the two general partners has identical voting, participating and protective rights and responsibilities, and each general partner materially participates in the activities of OMFSP.  For these and other reasons, the Company has determined that OMFSP is a voting interest entity.  Accordingly, the Company accounts for its equity interest in OMFSP under the equity method.  The Company received cash distributions from OMFSP of $5.5 million and $4.7 million in fiscal 2008 and 2007, respectively.  No cash distributions were received in fiscal 2009.

The Company and an unaffiliated third-party are joint venture partners in RiRent.  RiRent maintains a fleet of access equipment for short-term lease to rental companies throughout most of Europe.  The re-rental fleet provides rental companies with equipment to support requirements on short notice.  RiRent does not provide services directly to end users.  The Company’s sales to RiRent were $4.4 million, $49.3 million and $31.5 million in fiscal 2009, 2008 and 2007, respectively.  The Company recognizes income on sales to RiRent at the time of shipment in proportion to the outside third-party interest in RiRent and recognizes the remaining income ratably over the estimated useful life of the equipment, which is generally five years.  Indebtedness of RiRent is secured by the underlying leases and assets of RiRent.  All such RiRent indebtedness is non-recourse to the Company and its partner.  Under RiRent’s €55.0 million bank credit facility, the partners of RiRent have committed to maintain an overall equity to asset ratio of at least 30.0% (40.6% as of June 30, 2009).

7.     Property, Plant and Equipment

Property, plant and equipment consisted of the following (in millions):

	September 30,
	2009	2008

Land and land improvements	$44.2	$47.3
Buildings	210.4	219.0
Machinery and equipment	442.3	433.1
Equipment on operating lease to others	56.8	57.0
Construction in progress	9.7	—
	763.4	756.4
Less accumulated depreciation	(353.2)	(303.1)
	$410.2	$453.3

Depreciation expense recorded in continuing operations was $75.1 million, $72.8 million and $54.3 million in fiscal 2009, 2008 and 2007, respectively.  Capitalized interest was insignificant in fiscal 2009, 2008 and 2007.  Equipment on operating lease to others represents the cost of equipment sold to customers for whom the Company has guaranteed the residual value and equipment on short-term leases.  These transactions are accounted for as operating leases with the related assets capitalized and depreciated over their estimated economic lives of five to ten years.  Cost less accumulated depreciation for equipment on operating lease at September 30, 2009 and 2008 was $38.7 million and $41.1 million, respectively.

8.     Goodwill and Purchased Intangible Assets

Goodwill and other indefinite-lived intangible assets are not amortized, but are reviewed for impairment annually, or more frequently if potential interim indicators exist that could result in impairment.  The Company performs its annual impairment test in the fourth quarter of its fiscal year.  During the fourth quarter of fiscal 2008, the Company performed its annual impairment review relative to goodwill and indefinite-lived intangible assets (principally tradenames) and concluded that no impairment was required.

At February 28, 2009, given a sustained decline in the price of the Company’s Common Stock subsequent to the Company’s fiscal 2008 year end when its share price approximated book value, depressed order rates during the second fiscal quarter which historically has been a strong period for orders in advance of the North American construction season, as well as further deterioration in credit markets and the macro-economic environment, the Company determined that the appropriate triggers had been reached to perform additional impairment testing on goodwill and its long-lived intangible assets.

To derive the fair value of its reporting units, the Company performed extensive valuation analyses with the assistance of a third-party valuation advisor, utilizing both income and market approaches.  Under the income approach, the Company determined fair value based on estimated future cash flows discounted by an estimated weighted-average cost of capital, which reflects the overall level of inherent risk of a reporting unit and the rate of return an outside investor would expect to earn.  Estimated future cash flows were based on the Company’s internal projection models, industry projections and other assumptions deemed reasonable by management.  The sum of the fair values of the reporting units was reconciled to the Company’s market capitalization as of February 28, 2009 plus an estimated control premium.  For the second quarter of fiscal 2009 impairment analysis, the Company used a weighted-average cost of capital of 14.5% and a terminal growth rate of 3%.  This resulted in a control premium of 67%, based upon the relatively low price of the Company’s Common Stock on February 28, 2009 of $6.26 per share.  Under the market approach, the Company derived the fair value of its reporting units based on revenue multiples of comparable publicly-traded companies.  The final valuation was more heavily weighted towards the income approach as the Company believed the data available to apply the market approach at the time of the testing was not reliable as a result of the extreme volatility in stock prices due to the global recession and credit crisis.  Changes in estimates or the application of alternative assumptions could have produced significantly different results.

As a result of this analysis, $1,159.7 million of goodwill and $24.3 million of other long-lived intangible assets related to continuing operations were considered impaired and were written off during the second quarter of fiscal 2009.  These impairment charges were driven by projections and valuation assumptions that reflected the Company’s belief that the current recession would be deeper and longer than previously expected, that credit markets would remain tight and that costs of capital had risen significantly since the Company last performed its annual impairment testing.

Throughout the third quarter of fiscal 2009, access equipment order rates remained very weak and did not reflect a normal seasonal uptick.  Further, during the quarter it became apparent to the Company that federal stimulus actions would not contribute to access equipment orders in the near term, that credit availability to the Company’s access equipment customers would continue to be constrained, that U.S. residential and nonresidential spending could remain at very low levels for an extended period beyond the Company’s previous estimates and that the global economic recovery would occur at a slower pace than previously expected.  These factors all contributed to the Company’s belief that this business would experience lower orders in fiscal 2010 and beyond than previously estimated.  As a result, the Company initiated actions to further reduce its costs in its access equipment segment, including reductions in workforce and plant closings.  The Company considered these factors together to be an indicator of potential impairment of goodwill in the access equipment reporting unit which comprises the entire access equipment segment.  The Company therefore performed a detailed Step 1 analysis of the access equipment segment utilizing a discounted cash flow model that employed a 14.5% discount rate and a terminal growth rate of 3%.  As a result of the Company’s award of a large delivery order for M-ATVs from the DoD in June 2009 and its decision to assemble many M-ATVs in access equipment segment facilities, this model included expected cash flows related to this contract.  The resulting estimated fair value calculated in the impairment analysis was in excess of the net book value of the access equipment segment. Based on this analysis, the Company concluded that no additional impairment charge was required in the third fiscal quarter.  Assumptions utilized in the impairment analysis are highly judgmental, especially given the severity and global scale of the current recession.  Changes in estimates or the application of alternative assumptions could have produced significantly different results.

During the fourth quarter of fiscal 2009, the Company performed its annual impairment review relative to goodwill and indefinite-lived intangible assets (principally tradenames) utilizing a discounted cash flow model that employed a 14.5% discount rate and a terminal growth rate of 3%.  This resulted in a control premium of 59%, based on the price of the Company’s Common Stock on July 1, 2009 of $18.43 per share.  As a result of this testing, the Company recorded impairment charges of $1.4 million and $0.6 million for goodwill and tradenames, respectively, within the fire & emergency segment.  In addition, based on this analysis, the Company concluded that impairment charges were not required for any other reporting units.  Assumptions utilized in the impairment analysis are highly judgmental, especially given the severity and global scale of the current recession.  Changes in estimates or the application of alternative assumptions could have produced significantly different results.  For example, a discount rate of approximately 15% would have likely resulted in further impairment charges at JLG, OSV and IMT.

The following two tables present the changes in goodwill during fiscal 2009 and 2008 allocated to the reportable segments (in millions):

	September 30,				September 30,
	2008	Acquisition	Impairment	Translation	2009

Access equipment	$1,845.9	$(11.3)	$(892.5)	$(13.1)	$929.0
Fire & emergency	231.0	—	(100.8)	(3.2)	127.0
Commercial	197.2	—	(175.9)	—	21.3
Total	$2,274.1	$(11.3)	$(1,169.2)	$(16.3)	$1,077.3

	September 30,				September 30,
	2007	Acquisition	Impairment	Translation	2008

Access equipment	$1,853.7	$14.0	$—	$(21.8)	$1,845.9
Fire & emergency	230.8	—	—	0.2	231.0
Commercial	350.9	—	(167.4)	13.7	197.2
Total	$2,435.4	$14.0	$(167.4)	$(7.9)	$2,274.1

Acquisition adjustments in fiscal 2009 related to the settlement of pre-acquisition tax contingencies and other items which resulted in a decrease in the goodwill of the access equipment segment.

Acquisition adjustments in fiscal 2008 related to adjustments made in the first quarter of fiscal 2008 upon finalization of certain appraisals for JLG which resulted in an increase in the goodwill of the access equipment segment.

The following table presents the changes in gross purchased intangible assets during fiscal 2009 (in millions):

	September 30,				September 30,
	2008	Disposition	Impairment	Translation	2009
Amortizable intangible assets:
Distribution network	$55.4	$—	$—	$—	$55.4
Non-compete	57.2	(0.2)	—	—	57.0
Technology-related	113.1	(6.2)	(2.4)	(0.1)	104.4
Customer relationships	595.3	—	(8.8)	1.7	588.2
Other	16.7	—	(2.7)	—	14.0
	837.7	(6.4)	(13.9)	1.6	819.0
Non-amortizable tradenames	413.4	—	(12.5)	(0.3)	400.6
Total	$1,251.1	$(6.4)	$(26.4)	$1.3	$1,219.6

Details of the Company’s total purchased intangible assets were as follows (in millions):

	September 30, 2009
	Weighted- Average Life	Gross	Accumulated Amortization	Net
Amortizable intangible assets:
Distribution network	39.1	$55.4	$(17.9)	$37.5
Non-compete	10.5	57.0	(49.0)	8.0
Technology-related	11.8	104.4	(35.9)	68.5
Customer relationships	12.6	588.2	(138.9)	449.3
Other	12.4	14.0	(10.1)	3.9
	14.2	819.0	(251.8)	567.2
Non-amortizable tradenames		400.6	—	400.6
Total		$1,219.6	$(251.8)	$967.8

	September 30, 2008
	Weighted- Average Life	Gross	Accumulated Amortization	Net
Amortizable intangible assets:
Distribution network	39.1	$55.4	$(16.5)	$38.9
Non-compete	10.4	57.2	(45.9)	11.3
Technology-related	11.9	113.1	(29.6)	83.5
Customer relationships	12.6	595.3	(90.4)	504.9
Other	12.0	16.7	(8.8)	7.9
	14.1	837.7	(191.2)	646.5
Non-amortizable tradenames		413.4	—	413.4
Total		$1,251.1	$(191.2)	$1,059.9

When determining the value of customer relationships for purposes of allocating the purchase price of an acquisition, the Company looks at existing customer contracts of the acquired business to determine if they represent a reliable future source of income and hence, a valuable intangible asset for the Company.  The Company determines the fair value of the customer relationships based on the estimated future benefits the Company expects from the acquired customer contracts.  In performing its evaluation and estimation of the useful lives of customer relationships, the Company looks to the historical growth rate of revenue of the acquired company’s existing customers as well as the historical attrition rates.

In connection with the valuation of intangible assets, a 40-year life was assigned to the value of the Pierce distribution network ($53.0 million).  The Company believes Pierce maintains the largest North American fire apparatus distribution network.  Pierce has exclusive contracts with each distributor related to the fire apparatus product offerings manufactured by Pierce.  The useful life of the Pierce distribution network was based on a historical turnover analysis.  Non-compete intangible asset lives are based on terms of the applicable agreements.

Total amortization expense recorded in continuing operations was $62.3 million, $68.6 million and $65.3 million in fiscal 2009, 2008 and 2007, respectively.  The estimated future amortization expense of purchased intangible assets for the five years succeeding September 30, 2009 are as follows: 2010 - $61.0 million; 2011 - $60.4 million; 2012 - $60.1 million; 2013 - $58.3 million and 2014 - $56.6 million.

9.     Other Long-Term Assets

Other long-term assets consisted of the following (in millions):

	September 30,
	2009	2008

Customer notes receivable and other investments	$48.9	$38.6
Deferred finance costs	29.5	22.4
Long-term finance receivables, less current portion	31.2	20.3
Other	29.5	24.0
	139.1	105.3
Less allowance for doubtful notes receivable	(6.9)	(1.6)
	$132.2	$103.7

Deferred financing costs are amortized using the interest method over the term of the debt.  Amortization expense was $13.4 million (including $5.0 million of amortization related to early debt retirement), $7.2 million (including $0.9 million of amortization related to early debt retirement) and $5.5 million in fiscal 2009, 2008 and 2007, respectively.

10.  Leases

Certain administrative and production facilities and equipment are leased under long-term agreements.  Most leases contain renewal options for varying periods, and certain leases include options to purchase the leased property during or at the end of the lease term.  Leases generally require the Company to pay for insurance, taxes and maintenance of the property.  Leased capital assets included in net property, plant and equipment, which consist primarily of buildings and improvements, were $2.8 million and $3.8 million at September 30, 2009 and 2008, respectively.

Other facilities and equipment are leased under arrangements that are accounted for as noncancelable operating leases.  Total rental expense for property, plant and equipment charged to continuing operations under noncancelable operating leases was $34.8 million, $34.2 million and $25.0 million in fiscal 2009, 2008 and 2007, respectively.

Future minimum operating and capital lease payments due under operating leases and the related present value of minimum capital lease payments at September 30, 2009 were as follows (in millions):

	Capital	Operating
	Leases	Leases	Total

2010	$0.6	$24.4	$25.0
2011	0.4	21.7	22.1
2012	0.4	13.9	14.3
2013	0.7	8.2	8.9
2014	0.3	6.3	6.6
Thereafter	—	18.1	18.1
Total minimum lease payments	2.4	$92.6	$95.0
Interest	(0.3)
Present value of net minimum lease payments	$2.1

Minimum rental payments include $1.2 million due annually under variable rate leases.

11.  Credit Agreements

The Company was obligated under the following debt instruments (in millions):

	September 30,
	2009	2008
Senior secured facility:
Revolving line of credit	$—	$47.3
Term loan A	117.7	387.5
Term loan B	1,902.6	2,314.0
Limited recourse debt from finance receivables monetizations	—	3.9
Other long-term facilities	4.0	5.0
	2,024.3	2,757.7
Less current portion	(1.1)	(77.2)
	$2,023.2	$2,680.5

Current portion of long-term debt	$1.1	$77.2
Other short-term facilities	13.9	16.3
	$15.0	$93.5

In December 2006, the Company entered into a syndicated senior secured credit agreement (“Credit Agreement”) with various financial institutions, which consisted of a five-year $550.0 million revolving credit facility (“Revolving Credit Facility”) and two term loan facilities (“Term Loan A” and “Term Loan B,” and collectively, the “Term Loan Facility”).  In March 2009, the Company entered into a second amendment (the “Amendment”) to the Credit Agreement to provide relief under its Leverage Ratio (as defined in the Credit Agreement) financial covenant.  The Company believed that the Amendment was required to avoid a potential financial covenant violation at the end of its second quarter of fiscal 2009 as a result of lower demand for certain of the Company’s products due to continued weakening in the global economy and tight credit.  The Amendment also included an increase in the margin on LIBOR loans to 600 basis points, compared with 150 basis points immediately prior to the Amendment, and a requirement that the Company prepay $14.5 million and $86.0 million of debt related to Term Loan A and Term Loan B, respectively.  The Amendment also involved other changes to the Credit Agreement, including placing limitations on capital expenditures, dividends, investments and acquisitions, an increase in the frequency of mandatory prepayments, adding a Senior Secured Leverage Ratio (as defined in the Credit Agreement), and requiring the grant of mortgage liens on certain real estate owned by the Company and certain of its subsidiaries.

The Amendment also added a usage fee equal to an annualized rate of 50 basis points on the aggregate principal amount of all outstanding loans under the Credit Agreement for any day on which the Company has a corporate family rating from Moody’s Investors Service of B3 with “negative” watch or lower or a corporate credit rating from Standard & Poor’s Rating Services of B- with “negative” watch or lower.  The Company’s credit ratings are reviewed regularly by these major debt rating agencies.  In January 2009, Standard & Poor’s Rating Services lowered the Company’s long-term debt rating from BB- to B and credit watch “negative” citing weaker-than-expected operating results and the Company’s need to seek an amendment of the financial covenants contained in the Credit Agreement.  Likewise, in January 2009, Moody’s Investors Service lowered the Company’s long-term debt rating from Ba3 to B2 with rating under review for possible downgrade pending resolution of the negotiations with its banks, citing expectations of further erosion in the Company’s credit metrics due to the deterioration in several of the Company’s businesses, particularly the access equipment segment.  In March 2009, following the Amendment, both Standard & Poor’s Rating Services and Moody’s Investors Service lowered the Company’s long-term debt ratings to “negative” outlook.  In August 2009, following the Company’s Common Stock offering and award of the M-ATV contract, Standard & Poor’s Rating Services upgraded the Company’s long-term debt rating to B+ with a “stable” outlook citing improved covenant headroom and good near-term prospects for the Company’s defense segment.

The Company accounted for the Amendment in accordance with ASC Topic 470-50, Debt Modifications and Extinguishments.  As the terms of the Credit Agreement both prior to and after the Amendment allowed for the prepayment of the amounts due without a penalty, the Company determined that the debt was callable on the date of the Amendment.  As such, the present value of the cash flows both prior to and after the Amendment was not determined to be substantially different.  Accordingly, fees of $20.1 million paid by the Company to the parties to the Credit Agreement were capitalized in connection with the Amendment, along with the existing unamortized debt fees, and will be amortized as an adjustment of interest expense over the remaining term of the Credit Agreement using the interest method.  Furthermore, in accordance with ASC Topic 470-50, costs incurred with third parties of $0.5 million were expensed as incurred.

Term Loan A required principal payments of $12.5 million, plus interest, due quarterly from December 2009 through September 2011, with a final principal payment of $248.0 million due December 6, 2011.  As a result of excess available cash, through September 30, 2009, the Company prepaid all of the quarterly principal payments related to Term Loan A as well as $130.3 million of the final principal payment under Term Loan A.  The remaining outstanding balance under Term Loan A of $117.7 million at September 30, 2009 was prepaid in full in October 2009.  The outstanding balance under Term Loan B at September 30, 2009 of $1,902.6 million is due December 6, 2013.  At September 30, 2009, the Company had no borrowings outstanding under the Revolving Credit Facility, and outstanding letters of credit of $34.1 million reduced available capacity under the Revolving Credit Facility to $515.9 million.

Interest rates on borrowings under the Revolving Credit Facility and Term Loan Facility are variable and are equal to the “Base Rate” (which is equal to the higher of a bank’s reference rate and the federal funds rate plus 0.5%, a bank’s “Prime Rate” or the sum of 1.0% plus the “Off-Shore” rate that would be applicable for an interest period of one month beginning on such day) or the “Off-Shore” or “LIBOR Rate” (which is a bank’s inter-bank offered rate for U.S. dollars in off-shore markets) plus a specified margin.  The margins on the Revolving Credit Facility and Term Loan A are subject to adjustment, up or down, based on whether certain financial criteria are met.  At September 30, 2009, the interest rate spread on the Revolving Credit Facility and Term Loan Facility was 600 basis points.  The weighted-average interest rate on borrowings outstanding at September 30, 2009 was 6.60% and 6.42% for Term Loans A and B, respectively.

The fair value of the long-term debt is estimated based upon the market rate of the Company’s debt.  At September 30, 2009, the fair values of Term Loans A and B were estimated to be $117.1 million and $1,899.6 million, respectively.

To manage a portion of the Company’s exposure to changes in LIBOR-based interest rates on its variable-rate debt, the Company entered into an amortizing interest rate swap agreement on January 11, 2007 that effectively fixes the interest payments on a portion of the Company’s variable-rate debt.  The swap, which has a termination date of December 6, 2011, effectively fixes the LIBOR-based interest rate on the debt in the amount of the notional amount of the swap at 5.105% plus the applicable spread based on the terms of the Credit Agreement, as amended (11.105% at September 30, 2009).  The notional amount of the swap at September 30, 2009 was $1.25 billion and reduces to $750 million on December 7, 2009 and $250 million on December 6, 2010.

The swap has been designated as a cash flow hedge of 3-month LIBOR-based interest payments.  The effective portion of the change in fair value of the derivative will be recorded in “Accumulated other comprehensive (loss) income,” while any ineffective portion is recorded as an adjustment to interest expense.  At September 30, 2009, a loss of $50.9 million ($31.3 million net of tax), representing the fair value of the interest rate swap, was recorded in “Accumulated other comprehensive (loss) income.”  The differential paid or received on the interest rate swap will be recognized as an adjustment to interest expense when the hedged, forecasted interest is recorded.  Net gains or losses related to hedge ineffectiveness on the interest rate swap were insignificant for all periods presented.

Under this swap agreement, the Company will pay the counterparty interest on the notional amount at a fixed rate of 5.105% and the counterparty will pay the Company interest on the notional amount at a variable rate equal to 3-month LIBOR.  The 3-month LIBOR rate applicable to this agreement was 0.29% at September 30, 2009.  The notional amounts do not represent amounts exchanged by the parties, and thus are not a measure of exposure of the Company.  The amounts exchanged are normally based on the notional amounts and other terms of the swaps.  The variable rates are subject to change over time as 3-month LIBOR fluctuates.  Neither the Company nor the counterparty is required to collateralize its obligations under these swaps.  The Company is exposed to loss if the counterparty defaults.  However, as of the date of this filing, the counterparty is a large Aa1 rated global financial institution, and the Company believes that the risk of default is remote.

The Company’s obligations under the Credit Agreement, as amended, are guaranteed by certain of its domestic subsidiaries, and the Company guarantees the obligations of certain of its subsidiaries under the Credit Agreement, as amended, to the extent such subsidiaries borrow directly under the Credit Agreement, as amended.  The Credit Agreement, as amended, is also secured by a first-priority, perfected lien and security interests in all of the equity interests of the Company’s active domestic subsidiaries, 65% of the equity interests of certain foreign subsidiaries of the Company and certain real property; subject to customary permitted lien exceptions, substantially all other personal property of the Company and certain subsidiaries; and all proceeds thereof.

The Credit Agreement, as amended, contains various restrictions and covenants, including restrictions on the ability of the Company and certain of its subsidiaries to, among other things, consolidate or merge, create liens, incur additional indebtedness and dispose of assets.  The Credit Agreement, as amended, also requires the Company to maintain the following financial ratios:

•                  Leverage Ratio: The ratio of Consolidated Indebtedness outstanding at quarter-end to Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the most recently ended four fiscal quarters, as such terms are defined in the Credit Agreement, as amended.  The Leverage Ratio is not permitted to be greater than the following:

Fiscal Quarters Ending
September 30, 2009	7.25 to 1.0
December 31, 2009	7.00 to 1.0
March 31, 2010	6.75 to 1.0
June 30, 2010 through June 30, 2011	6.50 to 1.0
September 30, 2011 through June 30, 2012	5.50 to 1.0
September 30, 2012 through June 30, 2013	4.25 to 1.0
Thereafter	3.75 to 1.0

As of September 30, 2009, the Company was in compliance with the Leverage Ratio with a ratio of 4.68 to 1.0.

•                  Interest Coverage Ratio: The ratio of Consolidated EBITDA for the most recently ended four fiscal quarters to Cash Interest Expense for the most recently ended four fiscal quarters, as such terms are defined in the Credit Agreement, as amended.  The Interest Coverage Ratio is not permitted to be less than the following:

Fiscal Quarters Ending
September 30, 2009	1.58 to 1.0
December 31, 2009	1.49 to 1.0
March 31, 2010	1.52 to 1.0
June 30, 2010 through December 31, 2010	1.56 to 1.0
March 31, 2011 and June 30, 2011	1.70 to 1.0
September 30, 2011 through June 30, 2012	1.88 to 1.0
September 30, 2012 through June 30, 2013	2.48 to 1.0
Thereafter	2.47 to 1.0

As of September 30, 2009, the Company was in compliance with the Interest Coverage Ratio with a ratio of 2.43 to 1.0.

•                  Senior Secured Leverage Ratio: The ratio of outstanding Loans under the Credit Agreement, as amended, at quarter-end to Consolidated EBITDA for the most recently ended four fiscal quarters, as such terms are defined in the Credit Agreement, as amended.  The Senior Secured Leverage Ratio is not permitted to be greater than the following:

Fiscal Quarters Ending
June 30, 2011	5.00 to 1.0
September 30, 2011 through June 30, 2012	4.50 to 1.0
September 30, 2012 through June 30, 2013	3.25 to 1.0
September 30, 2013	3.00 to 1.0

The Senior Secured Leverage Ratio limitation is not applicable until June 30, 2011.

The Credit Agreement, as amended, limits the amount of dividends, stock repurchases and other types of distributions during any fiscal year in excess of certain limits based upon the Leverage Ratio as of the end of the fiscal quarter preceding the proposed distribution.  When the Leverage Ratio as of the end of a fiscal quarter is greater than 4.0 to 1.0, then no such distribution may be made if, after giving effect to such distribution, the aggregate amount of all such payments made in such fiscal quarter would exceed the sum of $0.01 per outstanding share of the Company’s Common Stock plus $250,000 or the aggregate amount of all such payments made in the applicable fiscal year would exceed $3.85 million.  The Company suspended payment of dividends effective April 2009.

The Company is charged a 0.50% annual commitment fee with respect to any unused commitment under its Revolving Credit Facility and a 5.00% to 6.00% annual fee with respect to commercial letters of credit issued under the Revolving Credit Facility based on the Company’s Leverage Ratio.  For performance letters of credit, the annual fee is 50% of the annual fee applicable to commercial letters of credit.

12.  Warranty and Guarantee Arrangements

The Company’s products generally carry explicit warranties that extend from six months to five years, based on terms that are generally accepted in the marketplace.  Selected components (such as engines, transmissions, tires, etc.) included in the Company’s end products may include manufacturers’ warranties.  These manufacturers’ warranties are generally passed on to the end customer of the Company’s products, and the customer would generally deal directly with the component manufacturer.  Warranty costs recorded in continuing operations were $47.5 million, $58.3 million and $51.0 million in fiscal 2009, 2008 and 2007, respectively.

Changes in the Company’s warranty liability during fiscal 2009 and fiscal 2008 were as follows (in millions):

	Fiscal Year Ended
	September 30,
	2009	2008

Balance at beginning of year	$88.3	$88.2
Warranty provisions	48.3	71.1
Settlements made	(55.4)	(67.7)
Changes in liability for pre-existing warranties, net	0.1	(3.2)
Disposition of Geesink	(8.5)	—
Foreign currency translation adjustment	—	(0.1)
Balance at end of year	$72.8	$88.3

Provisions for estimated warranty and other related costs are recorded at the time of sale and are periodically adjusted to reflect actual experience.  Certain warranty and other related claims involve matters of dispute that ultimately are resolved by negotiation, arbitration or litigation.  At times, warranty issues arise that are beyond the scope of the Company’s historical experience.  It is reasonably possible that additional warranty and other related claims could arise from disputes or other matters beyond the scope of the Company’s historical experience.

In the fire & emergency segment, the Company provides guarantees of certain customers’ obligations under deferred payment contracts and lease payment agreements to third parties.  Guarantees provided prior to February 1, 2008 are limited to $1.0 million per year in total.  In January 2008, the Company entered into a new guarantee arrangement.  Under this arrangement, guarantees are limited to $3.0 million per year for contracts signed after February 1, 2008.  These guarantees are mutually exclusive and, until the portfolio under the $1.0 million guarantee is repaid, the Company has exposure of up to $4.0 million per year.  Both guarantees are supported by the residual value of the underlying equipment.  The Company’s actual losses under these guarantees over the last ten years have been negligible.  In accordance with ASC Topic 460, Guarantees, the Company has recorded the fair value of all such guarantees issued after January 1, 2003 as a liability and a reduction of the initial revenue recognized on the sale of equipment.  Liabilities accrued since January 1, 2003 for such guarantees were not significant.

In the access equipment segment, the Company is party to multiple agreements whereby it guarantees an aggregate of $290.8 million in indebtedness of others, including $135.3 million maximum loss exposure under loss pool agreements.  Under the terms of these and various related agreements and upon the occurrence of certain events, the Company generally has the ability, among other things, to take possession of the underlying collateral.  At September 30, 2009 and 2008, the Company had recorded liabilities related to these agreements of $26.7 million and $4.7 million, respectively.  If the financial condition of the customers were to deteriorate and result in their inability to make payments, then additional accruals may be required.  While the Company does not expect to experience losses under these agreements that are materially in excess of the amounts reserved, it cannot provide any assurance that the financial condition of the third parties will not deteriorate resulting in the customers’ inability to meet their obligations.  In the event that occurs, the Company cannot guarantee that the collateral underlying the agreements will be sufficient to avoid losses materially in excess of the amounts reserved.  Any losses under these guarantees would generally be mitigated by the value of any underlying collateral, including financed equipment, and are generally subject to the finance company’s ability to provide the Company clear title to foreclosed equipment and other conditions.  During an economic downturn, collateral values generally decline and can contribute to higher exposure to losses.

13.  Derivative Financial Instruments and Hedging Activities

The Company has used forward foreign currency exchange contracts (“derivatives”) to reduce the exchange rate risk of specific foreign currency denominated transactions.  These derivatives typically require the exchange of a foreign currency for U.S. dollars at a fixed rate at a future date.  At times, the Company has designated these hedges as either cash flow hedges or fair value hedges under ASC Topic 815, Derivatives and Hedging, as follows:

Fair Value Hedging Strategy — The Company enters into forward foreign exchange contracts to hedge certain firm commitments denominated in foreign currencies, primarily the Euro.  The purpose of the Company’s foreign currency hedging activities is to protect the Company from risk that the eventual U.S. dollar-equivalent cash flows from the sale of products to international customers will be adversely affected by changes in the exchange rates.

Cash Flow Hedging Strategy — To protect against an increase in the cost of forecasted purchases of foreign-sourced component parts payable in Euro, the Company has a foreign currency cash flow hedging program.  The Company hedges portions of its forecasted purchases denominated in Euro with forward contracts. When the U.S. dollar weakens against the Euro, increased foreign currency payments are offset by gains in the value of the forward contracts.  Conversely, when the U.S. dollar strengthens against the Euro, reduced foreign currency payments are offset by losses in the value of the forward contracts.

At September 30, 2009, forward foreign exchange contracts designated as hedges were insignificant.

To manage a portion of the Company’s exposure to changes in LIBOR-based interest rates on its variable-rate debt, the Company entered into an amortizing interest rate swap agreement that effectively fixes the interest payments on a portion of the Company’s variable-rate debt.  The swap has been designated as a cash flow hedge of 3-month LIBOR-based interest payments and, accordingly, derivative gains or losses are reflected as a component of accumulated other comprehensive (loss) income and are amortized to interest expense over the respective lives of the borrowings.  During the years ended September 30, 2009 and 2008, $48.3 million of expense and $23.3 million of expense, respectively, was recorded in the Consolidated Statements of Operations as amortization of interest rate derivative gains and losses.  At September 30, 2009, $50.9 million of net unrealized losses remained deferred in “Accumulated other comprehensive (loss) income.”  See Note 11 of the Notes to Consolidated Financial Statements for information regarding the interest rate swap.

The Company has entered into forward foreign currency exchange contracts to create an economic hedge to manage foreign exchange risk exposure associated with non-functional currency denominated payables resulting from global sourcing activities.  The Company has not designated these derivative contracts as hedge transactions under ASC Topic 815, and accordingly, the mark-to-market impact of these derivatives is recorded each period in current earnings.  The fair value of foreign currency related derivatives is included in the Consolidated Balance Sheets in “Other current assets” and “Other current liabilities.”  At September 30, 2009, the U.S. dollar equivalent of these outstanding forward foreign exchange contracts totaled $81.5 million in notional amounts, including $69.6 million in contracts to sell Euro, with the remaining contracts covering a variety of foreign currencies.

Fair Market Value of Financial Instruments — The fair values of all open derivative instruments in the Consolidated Balance Sheets were as follows (in millions):

	September 30, 2009			September 30, 2008
	Other	Other	Other	Other	Other	Other
	Current	Current	Long-term	Current	Current	Long-term
	Assets	Liabilities	Liabilities	Assets	Liabilities	Liabilities
Designated as hedging instruments:
Interest rate contracts	$—	$36.6	$14.3	$—	$26.7	$17.7
Foreign exchange contracts	—	—	—	—	—	—

Not designated as hedging instruments:
Foreign exchange contracts	0.1	0.3	—	3.5	3.4	—
Total derivatives	$0.1	$36.9	$14.3	$3.5	$30.1	$17.7

The pre-tax effects of derivative instruments on the Consolidated Statements of Operations consisted of the following (in millions):

		Fiscal Year
		Ended
	Classification of	September 30,
	Gains (Losses)	2009
Cash flow hedges:
Reclassified from other comprehensive income (effective portion):
Interest rate contracts	Interest expense	$(48.3)

Reclassified from other comprehensive income (effective portion):
Foreign exchange contracts	Cost of sales	(0.5)

Recognized directly in income (ineffective portion):
Foreign exchange contracts	Miscellaneous, net	(0.7)

Not designated as hedges:
Foreign exchange contracts	Miscellaneous, net	16.9
Total		$(32.6)

14.  Fair Value Measurement

ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., exit price) in an orderly transaction between market participants at the measurement date. ASC Topic 820 requires disclosures that categorize assets and liabilities measured at fair value into one of three different levels depending on the assumptions (i.e., inputs) used in the valuation. Level 1 provides the most reliable measure of fair value, while Level 3 generally requires significant management judgment. The three levels are defined as follows:

Level 1:	Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2:

Observable inputs other than quoted prices other than those included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

Level 3:	Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

As of September 30, 2009, the fair values of the Company’s financial assets and liabilities were as follows (in millions):

	Level 1	Level 2	Level 3	Total
Assets:
Foreign currency exchange derivatives (a)	$—	$0.1	$—	$0.1
Total assets at fair value	$—	$0.1	$—	$0.1

Liabilities:
Foreign currency exchange derivatives (a)	$—	$0.3	$—	$0.3
Interest rate swaps (b)	—	50.9	—	50.9
Total liabilities at fair value	$—	$51.2	$—	$51.2

(a)          Based on observable market transactions of forward currency prices.

(b)         Based on observable market transactions of forward LIBOR rates.

15.  Oshkosh Corporation Shareholders’ Equity

On August 12, 2009, the Company completed a public equity offering of 14,950,000 shares of Common Stock, which included the exercise of the underwriters’ over-allotment option for 1,950,000 shares of Common Stock, at a price of $25.00 per share.  The Company paid $15.1 million in underwriting discounts and commissions and approximately $0.6 million of offering expenses.  The Company used the net proceeds from the offering of approximately $358.1 million to repay debt under the Credit Agreement.

On February 1, 1999, the Board of Directors of the Company adopted a shareholder rights plan and declared a rights dividend of one-sixth of one Preferred Share Purchase Right (“Right”) for each share of Common Stock outstanding on February 8, 1999, and provided that one-sixth of one Right would be issued with each share of Common Stock, thereafter issued.  The Rights are exercisable only if a person or group acquires 15% or more of the Common Stock or announces a tender offer for 15% or more of the Common Stock.  Each Right entitles the holder thereof to purchase from the Company one one-hundredth share of the Company’s Series A Junior Participating Preferred Stock at an initial exercise price of $145 per one one-hundredth of a share (subject to adjustment), or upon the occurrence of certain events, Common Stock or common stock of an acquiring company having a market value equivalent to two times the exercise price.  Subject to certain conditions, the Rights are redeemable by the Board of Directors for $.01 per Right and are exchangeable for shares of Common Stock.  The Board of Directors is also authorized to reduce the 15% thresholds referred to above to not less than 10%.  The Rights have no voting power and expired on February 1, 2009.

In July 1995, the Company authorized the buyback of up to 6,000,000 shares of the Company’s Common Stock.  As of September 30, 2009 and 2008, the Company had purchased 2,769,210 shares of its Common Stock at an aggregate cost of $6.6 million.  The Company is restricted by its Credit Agreement from buying back shares in certain situations.  See Note 11 of the Notes to Consolidated Financial Statements for information regarding these restrictions.  The Company does not expect to buy back any shares under this authorization in fiscal 2010.

16.  Stock Options, Nonvested Stock, Performance Shares and Common Stock Reserved

In February 2009, the Company’s shareholders approved the 2009 Incentive Stock and Awards Plan (the “2009 Stock Plan”).  The 2009 Stock Plan replaced the 2004 Incentive Stock and Awards Plan, as amended (the “2004 Stock Plan”) and 1990 Incentive Stock Plan, as amended (the “1990 Stock Plan”).  While no new awards will be granted under the 2004 Stock Plan and 1990 Stock Plan, awards previously made under these two plans that remained outstanding as of the approval date of the 2009 Stock Plan will remain outstanding and continue to be governed by the provisions of those plans.

Under the 2009 Stock Plan, officers, directors, including non-employee directors, and employees of the Company may be granted stock options, stock appreciation rights, performance shares, performance units, shares of Common Stock, restricted stock, restricted stock units or other stock-based awards.  The 2009 Stock Plan provides for the granting of options to purchase shares of the Company’s Common Stock at not less than the fair market value of such shares on the date of grant.  Stock options granted under the 2009 Stock Plan become exercisable in equal installments over a three-year period, beginning with the first anniversary of the date of grant of the option, unless a shorter or longer duration is established by the Human Resources Committee of the Board of Directors at the time of the option grant.  Stock options terminate not more than seven years from the date of grant.  Except for performance shares and performance units, vesting is based solely on continued service as an employee of the Company and generally vest upon retirement.  The maximum number of shares of stock reserved for all awards under the 2009 Stock Plan is 4,000,000.  At September 30, 2009, the Company had reserved 8,483,576 shares of Common Stock to provide for the exercise of outstanding stock options and the issuance of Common Stock under incentive compensation awards, including awards issued prior to the effective date of the 2009 Stock Plan.

The Company recognizes compensation expense for stock option, nonvested stock and performance share awards over the requisite service period for vesting of the award, or to an employee’s eligible retirement date, if earlier and applicable.  Total stock-based compensation expense included in the Company’s Consolidated Statements of Operations for fiscal 2009, 2008 and 2007 was $10.9 million ($6.9 million net of tax), $15.0 million ($9.7 million net of tax) and $11.7 million ($8.4 million net of tax), respectively.

Information related to the Company’s equity-based compensation plans in effect as of September 30, 2009 is as follows:

	Number of Securities		Number of
	to be Issued Upon	Weighted-Average	Securities Remaining
	Exercise of Outstanding	Exercise Price of	Available for Future
	Options or Vesting of	Outstanding	Issuance Under Equity
Plan Category	Performance Share Awards	Options	Compensation Plans

Equity compensation plans approved by security holders	5,795,109	$28.03	2,688,467
Equity compensation plans not approved by security holders	—	n/a	—
Total	5,795,109	$28.03	2,688,467

Stock Options — For fiscal 2009, 2008 and 2007, the Company recorded $10.0 million, $11.8 million and $7.1 million, respectively, of stock-based compensation expense in selling, general and administrative expense in the accompanying Consolidated Statements of Operations associated with outstanding stock options.

A summary of the Company’s stock option activity for the fiscal years ended September 30, 2009, 2008 and 2007 is as follows:

	Fiscal Year Ended September 30,
	2009		2008		2007
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

Options outstanding, beginning of the year	4,324,372	$26.90	3,141,994	$32.71	2,937,594	$25.30
Options granted	1,200,000	30.82	1,565,450	12.75	640,750	54.60
Options forfeited	(138,934)	23.59	(37,734)	52.06	(3,000)	19.75
Options exercised	(55,329)	11.25	(345,338)	12.88	(433,350)	14.92
Options outstanding, end of the year	5,330,109	$28.03	4,324,372	$26.90	3,141,994	$32.71
Options exercisable, end of the year	2,930,946	$30.46	2,234,658	$30.56	2,094,472	$23.27

The Company uses the Black-Scholes valuation model to value stock options utilizing the following weighted-average assumptions:

	Fiscal Year Ended September 30,
Options Granted During	2009	2008	2007

Assumptions:
Risk-free interest rate	2.34%	2.64%	4.23%
Expected volatility	61.19%	43.85%	32.02%
Expected dividend yield	0.02%	1.77%	0.75%
Expected term (in years)	5.23	5.46	5.44

The Company used the Company’s historical stock prices as the basis for the Company’s volatility assumption.  The assumed risk-free interest rates were based on U.S. Treasury rates in effect at the time of grant.  The expected option term represents the period of time that the options granted are expected to be outstanding and was based on historical experience.  The weighted-average fair values for stock option grants during fiscal 2009, 2008 and 2007 were $16.67, $4.64 and $18.78, respectively.

As of September 30, 2009, the Company had $16.7 million of unrecognized compensation expense related to outstanding stock options, which will be recognized over a weighted-average period of 2.8 years.

Stock options outstanding as of September 30, 2009 were as follows (in millions, except share and per share amounts):

				Weighted-Average
				Remaining		Aggregate
			Number	Contractual	Weighted-Average	Intrinsic
Price Range			Outstanding	Life (in years)	Exercise Price	Value

$5.19	-	$7.95	94,400	5.9	$7.06	$2.3
$11.00	-	$19.75	2,349,171	6.9	14.11	39.5
$28.27	-	$36.95	1,496,267	6.5	31.37	0.8
$39.91	-	$59.58	1,390,271	7.1	49.38	—
			5,330,109	6.8	28.03	$42.6

Stock options exercisable as of September 30, 2009 were as follows (in millions, except share and per share amounts):

				Weighted-Average
				Remaining		Aggregate
			Number	Contractual	Weighted-Average	Intrinsic
Price Range			Exercisable	Life (in years)	Exercise Price	Value

$5.19	-	$7.95	36,000	0.3	$7.25	$0.9
$11.00	-	$19.75	1,358,798	5.4	15.62	20.8
$28.27	-	$36.95	357,267	4.8	29.07	0.8
$39.91	-	$59.58	1,178,881	7.0	48.69	—
			2,930,946	5.9	30.46	$22.5

The aggregate intrinsic values in the tables above represent the total pre-tax intrinsic value (difference between the Company’s closing stock price on the last trading day of fiscal 2009 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on September 30, 2009. This amount changes based on the fair market value of the Company’s Common Stock.  Total intrinsic value of options exercised for fiscal 2009, 2008 and 2007 was $0.7 million, $9.0 million and $17.3 million, respectively.

Net cash proceeds from the exercise of stock options were $0.3 million, $3.5 million and $6.5 million for fiscal 2009, 2008 and 2007, respectively. The actual income tax benefit realized totaled $0.3 million, $3.5 million and $6.7 million, for those same periods.

Nonvested Stock Awards — Compensation expense related to nonvested stock awards of $0.3 million, $2.6 million and $4.6 million in fiscal 2009, 2008 and 2007, respectively, was recorded in selling, general and administrative expense in the accompanying Consolidated Statements of Operations.

A summary of the Company’s nonvested stock activity for the three years ended September 30, 2009 is as follows:

	Fiscal Year Ended September 30,
	2009		2008		2007
		Weighted-		Weighted-		Weighted-
	Number	Average	Number	Average	Number	Average
	of	Grant Date	of	Grant Date	of	Grant Date
	Shares	Fair Value	Shares	Fair Value	Shares	Fair Value

Nonvested, beginning of the year	63,816	$51.91	407,210	$25.78	438,796	$24.43
Granted	11,000	7.95	11,825	41.47	55,825	54.14
Forfeited	(542)	54.85	(16,035)	54.30	—	—
Vested	(71,339)	45.04	(339,184)	20.06	(87,411)	37.13
Nonvested, end of the year	2,935	$53.40	63,816	$51.91	407,210	$25.78

The total fair value of shares vested during fiscal 2009, 2008 and 2007 was $1.0 million, $4.7 million and $4.9 million, respectively.

Performance Share Awards — In fiscal 2009, 2008 and 2007, the Company granted certain executives awards for an aggregate of 134,500, 50,100 and 50,500 performance shares, respectively, that vest at the end of the third fiscal year following the grant date.  Executives earn performance shares only if the Company’s total shareholder return over the three years compares favorably to that of a comparator group of companies.  Potential payouts range from zero to 200 percent of the target awards.  The grant date fair values of the 2009 performance share awards were estimated using a Monte Carlo simulation model utilizing the following weighted-average assumptions:

	Fiscal Year Ended September 30,
Performance Shares Granted During	2009	2008	2007

Assumptions:
Risk-free interest rate	1.48%	2.08%	4.95%
Expected volatility	77.70%	35.53%	27.97%
Expected term (in years)	3.00	3.00	3.00

The Company used the Company’s historical stock prices as the basis for the Company’s volatility assumption.  The assumed risk-free rates were based on U.S. Treasury rates in effect at the time of grant.  The expected term is based on the vesting period.  The weighted-average fair value for performance share awards granted during fiscal 2009, 2008 and 2007 was $17.26, $7.04 and $35.12 per award, respectively.  Compensation expense of $0.6 million, $0.6 million and $0.1 million related to performance share awards was recorded in fiscal 2009, 2008 and 2007, respectively, in selling, general and administrative expense in the accompanying Consolidated Statements of Operations.

17.  (Loss) Earnings Per Share

The following table sets forth the computation of basic and diluted weighted-average shares used in the denominator of the per share calculations:

	Fiscal Year Ended September 30,
	2009	2008	2007

Basic weighted average shares outstanding	76,473,930	74,007,989	73,562,307
Effect of dilutive stock options and incentive compensation awards	—	828,207	1,268,524
Diluted weighted average shares outstanding	76,473,930	74,836,196	74,830,831

Options to purchase 4,327,116 shares of Common Stock and 190,175 nonvested shares were outstanding during fiscal 2009, but were excluded from the computation of diluted (loss) earnings per share attributable to Oshkosh Corporation common shareholders because the net loss for the period caused all potentially dilutive shares to be anti-dilutive.  Options to purchase 1,446,598 and 749,750 shares of Common Stock were outstanding in fiscal 2008 and 2007, respectively, but were not included in the computation of diluted (loss) earnings per share attributable to Oshkosh Corporation common shareholders because the exercise price of the options was greater than the average market price of the shares of Common Stock and therefore would have been anti-dilutive.

(Loss) income attributable to Oshkosh Corporation common shareholders was as follows (in millions):

		Fiscal Year Ended
		September 30,
	2009	2008	2007
Amounts attributable to Oshkosh Corporation common shareholders:
(Loss) income from continuing operations, net of tax	$(1,167.0)	$288.9	$286.4
Discontinued operations, net of tax	68.2	(209.6)	(18.3)
Net (loss) income	$(1,098.8)	$79.3	$268.1

18.  Employee Benefit Plans

Pension Plans - The Company and certain of its subsidiaries sponsor multiple defined benefit pension plans covering certain Oshkosh, JLG and Pierce employees.  The benefits provided are based primarily on average compensation, years of service and date of birth.  Hourly plans are generally based upon years of service and a benefit dollar multiplier.  The Company periodically amends the hourly plans, changing the benefit dollar multipliers.

Postretirement Plans - The Company and certain of its subsidiaries sponsor multiple postretirement benefit plans covering Oshkosh, JLG and Kewaunee retirees and their spouses.  The plans generally provide health benefits based on years of service and date of birth.  These plans are unfunded.

The change in benefit obligations and plan assets as well as the funded status of the Company’s defined benefit pension plans and postretirement benefit plans were as follows (in millions):

	Pension Benefits				Postretirement
	U.S. Plans		Non-U.S. Plans		Health and Other
	2009	2008	2009	2008	2009	2008
Change in benefit obligation
Benefit obligation at October 1	$189.4	$169.5	$20.3	$25.1	$36.7	$31.6
Disposition	—	—	(9.6)	—	(0.4)	—
Service cost	10.3	11.1	0.7	1.5	2.0	1.9
Interest cost	11.1	10.1	1.0	1.4	2.2	1.8
Actuarial loss (gain)	21.8	0.2	2.9	(4.4)	15.9	3.5
Participant contributions	—	—	0.1	0.4	—	—
Plan amendments	3.3	0.9	—	—	—	—
Curtailments	0.9	4.0	—	—	—	—
Benefits paid	(9.5)	(6.4)	(0.2)	(0.9)	(1.4)	(2.1)
Currency translation adjustments	—	—	(3.5)	(2.8)	—	—
Benefit obligation at September 30	$227.3	$189.4	$11.7	$20.3	$55.0	$36.7

	Pension Benefits				Postretirement
	U.S. Plans		Non-U.S. Plans		Health and Other
	2009	2008	2009	2008	2009	2008
Change in plan assets
Fair value of plan assets at October 1	$129.5	$153.7	$20.4	$23.0	$—	$—
Disposition	—	—	(9.0)	—	—	—
Actual return on plan assets	1.7	(20.9)	0.9	(2.5)	—	—
Company contributions	15.8	3.1	1.6	3.1	1.4	2.1
Participant contributions	—	—	0.1	0.4	—	—
Benefits paid	(9.5)	(6.4)	(0.2)	(0.9)	(1.4)	(2.1)
Currency translation adjustments	—	—	(3.5)	(2.7)	—	—
Fair value of plan assets at September 30	$137.5	$129.5	$10.3	$20.4	$—	$—
Funded status of plan - (under) over funded	$(89.8)	$(59.9)	$(1.4)	$0.1	$(55.0)	$(36.7)

Recognized in consolidated balance sheet at September 30
Prepaid benefit cost (long-term asset)	$—	$—	$—	$0.7	$—	$—
Accrued benefit liability (current liability)	(0.5)	(6.0)	—	—	(2.0)	(2.5)
Accrued benefit liability (long-term liability)	(89.3)	(53.9)	(1.4)	(0.6)	(53.0)	(34.2)
	$(89.8)	$(59.9)	$(1.4)	$0.1	$(55.0)	$(36.7)

Recognized in accumulated other comprehensive (loss) income as of September 30 (net of taxes)
Net actuarial loss (gain)	$62.7	$44.9	$(0.4)	$(3.4)	$12.8	$3.0
Prior service cost	9.2	8.0	—	—	—	—
	$71.9	$52.9	$(0.4)	$(3.4)	$12.8	$3.0

Weighted-average assumptions as of September 30
Discount rate	5.25%	6.00%	5.50%	7.00%	5.25%	6.00%
Expected return on plan assets	7.75%	7.75%	6.50%	6.00%	n/a	n/a
Rate of compensation increase	4.12%	4.20%	4.30%	4.40%	n/a	n/a

The accumulated benefit obligation for all defined benefit pension plans was $271.2 million and $228.1 million at September 30, 2009 and 2008, respectively.

As a result of a dramatic decrease in the equity markets in the fourth quarter of fiscal 2008, the number of the Company’s pension benefit plans with accumulated benefit obligations greater than plan assets increased.  Pension benefit plans with accumulated benefit obligations in excess of plan assets consisted of the following (in millions):

	September 30,
	U.S. Plans		Non-U.S. Plans
	2009	2008	2009	2008

Projected benefit obligation	$227.3	$189.4	$11.7	$8.8
Accumulated benefit obligation	204.5	171.3	11.7	8.7
Fair value of plan assets	137.5	129.5	10.3	8.3

The components of net periodic benefit cost for fiscal years ended September 30 were as follows (in millions):

	Pension Benefits						Postretirement
	U.S. Plans			Non-U.S. Plans			Health and Other
	2009	2008	2007	2009	2008	2007	2009	2008	2007
Components of net periodic benefit cost
Service cost	$10.3	$11.1	$9.9	$0.4	$0.9	$0.6	$2.0	$1.9	$1.7
Interest cost	11.1	10.1	9.1	0.5	0.7	0.5	2.2	1.8	1.8
Expected return on plan assets	(11.2)	(12.0)	(11.5)	(0.5)	(0.6)	(0.4)	—	—	—
Amortization of prior service cost	1.3	1.3	1.2	—	—	—	—	—	—
Curtailment	0.9	4.0	—	—	—	—	—	—	—
Amortization of net actuarial loss (gain)	2.5	2.0	2.7	(0.1)	(0.1)	—	—	3.8	0.4
Net periodic benefit cost	$14.9	$16.5	$11.4	$0.3	$0.9	$0.7	$4.2	$7.5	$3.9

Other changes in plan assets and benefit obligation recognized in other comprehensive income
Net actuarial loss (gain)	$32.3	$20.0	$26.8	$2.1	$(0.3)	$(3.3)	$15.9	$—	$3.3
Prior service costs	3.3	1.1	8.3	—	—	—	—	—	—
Amortization of prior service cost	(1.3)	(1.3)	—	—	—	—	—	—	—
Amortization of net actuarial (gain) loss	(2.5)	(2.0)	—	0.1	0.2	—	(0.1)	(0.3)	—
	$31.8	$17.8	$35.1	$2.2	$(0.1)	$(3.3)	$15.8	$(0.3)	$3.3

Weighted-average assumptions as of September 30
Discount rate	6.00%	6.00%	5.76%	7.00%	5.90%	5.00%	6.00%	6.00%	5.75%
Expected return on plan assets	7.75%	8.00%	8.25%	6.00%	6.20%	6.00%	n/a	n/a	n/a
Rate of compensation increase	4.20%	4.39%	4.57%	4.40%	4.20%	4.20%	n/a	n/a	n/a

Included in accumulated other comprehensive (loss) income at September 30, 2009 are prior service costs of $1.5 million ($0.9 million net of tax) and unrecognized net actuarial losses of $4.2 million ($2.6 million net of tax) expected to be recognized in pension and Supplemental Employee Retirement Plan (“SERP”) net periodic benefit costs during the fiscal year ended September 30, 2010.

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation for the Company was 9.0% in fiscal 2009, declining to 5.5% in fiscal 2016.  If the health care cost trend rate was increased by 1%, the accumulated postretirement benefit obligation at September 30, 2009 would increase by $6.6 million and net periodic postretirement benefit cost for fiscal 2009 would increase by $1.2 million.  A corresponding decrease of 1% would decrease the accumulated postretirement benefit obligation at September 30, 2009 by $5.5 million and net periodic postretirement benefit cost for fiscal 2009 would decrease by $1.0 million.

The Company’s Board of Directors has appointed an Investment Committee (“Committee”) to manage the investment of the Company’s pension plan assets.  The Committee has established and operates under an Investment Policy.  The Committee determines the asset allocation and target ranges based upon periodic asset/liability studies and capital market projections.  The Committee retains external investment managers to invest the assets and an advisor to monitor the performance of the investment managers.  The Investment Policy prohibits certain investment transactions, such as commodity contracts, margin transactions, short selling and investments in Company securities, unless the Committee gives prior approval.

The weighted-average of the Company’s and its subsidiaries’ pension plan asset allocations and target allocations at September 30, 2009 and 2008, by asset category, were as follows:

U.S. Plans

	Target %	2009	2008
Asset Category
Fixed income	30% - 40%	47%	45%
Large-cap growth	25% - 35%	25%	24%
Large-cap value	5% - 15%	8%	9%
Mid-cap value	5% - 15%	10%	11%
Small-cap value	5% - 15%	10%	11%
Venture capital	0% - 5%	0%	0%
		100%	100%

Non-U.S. Plans

	Target%	2009	2008
Asset Category
UK equities	25%	39%	29%
Non-UK equities	25%	42%	29%
Government bonds	35%	10%	27%
Corporate bonds	15%	9%	15%
		100%	100%

The plans’ investment strategy is based on an expectation that, over time, equity securities will provide higher total returns than debt securities.  The plans primarily minimize the risk of large losses through diversification of investments by asset class, by investing in different styles of investment management within the classes and by using a number of different investment managers.  The Committee monitors the asset allocation and investment performance monthly, with a more comprehensive quarterly review with its advisor and annual reviews with each investment manager.

The plans’ expected return on assets is based on management’s and the Committee’s expectations of long-term average rates of return to be achieved by the plans’ investments.  These expectations are based on the plans’ historical returns and expected returns for the asset classes in which the plans are invested.

The Company’s policy is to fund the pension plans in amounts that comply with contribution limits imposed by law.  The Company expects to contribute approximately $10.0 million to $20.0 million to its pension plans and an additional $2.5 million to its postretirement benefit plans in fiscal 2010.  However, based on returns on the plans’ investments and the Company’s cash flows, the Company may contribute more than these ranges in fiscal 2010 to reduce the underfunded status of certain plans.

The Company’s estimated future benefit payments under Company sponsored plans were as follows (in millions):

				Other
Fiscal Year Ending	Pension Benefits			Postretirement
September 30,	U.S. Plans	Non-U.S. Plans	Non-Qualified	Benefits

2010	$5.0	$0.1	$0.5	$2.0
2011	5.7	0.1	0.4	2.4
2012	6.4	0.2	0.4	2.7
2013	7.1	0.2	1.2	2.7
2014	7.9	0.2	1.5	2.9
2015-2019	55.4	2.0	9.8	20.5

401(k) Plans - The Company has defined contribution 401(k) plans covering substantially all domestic employees.  The plans allow employees to defer 2% to 19% of their income on a pre-tax basis.  Each employee who elects to participate is eligible to receive Company matching contributions which are based on employee contributions to the plans, subject to certain limitations.  Amounts expensed for Company matching and discretionary contributions were $18.8 million and $13.7 million in 2008 and 2007, respectively.  The Company recognized income of $1.0 million in fiscal 2009 as actual payments under the discretionary portion of the plan were less than amounts accrued in the previous year and as a result of the Company’s discontinuation of matching contributions in March 2009 for most employees.

19.  Income Taxes

Pre-tax (loss) income from continuing operations was taxed in the following jurisdictions (in millions):

	Fiscal Year Ended September 30,
	2009	2008	2007

Domestic	$(925.3)	$274.0	$354.2
Foreign	(252.9)	129.8	63.0
	$(1,178.2)	$403.8	$417.2

Significant components of the (benefit from) provision for income taxes were as follows (in millions):

	Fiscal Year Ended September 30,
	2009	2008	2007
Allocated to (Loss) Income From Continuing Operations Before Equity in Earnings of Unconsolidated Affiliates
Current:
Federal	$37.8	$104.3	$99.1
Foreign	1.9	18.1	12.1
State	1.7	6.1	11.0
Total current	41.4	128.5	122.2
Deferred:
Federal	(40.0)	(1.7)	16.0
Foreign	(12.2)	(5.5)	(1.9)
State	(1.8)	(0.1)	1.8
Total deferred	(54.0)	(7.3)	15.9
	$(12.6)	$121.2	$138.1

Allocated to Other Comprehensive (Loss) Income
Deferred federal, state and foreign	$(21.9)	$(21.2)	$(25.3)

The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense was:

	Fiscal Year Ended September 30,
	2009	2008	2007
Effective Rate Reconciliation
U.S. federal tax / benefit rate	35.0%	35.0%	35.0%
Non-deductible intangible assets impairment charges	(33.1)	—	—
State income taxes, net	(0.3)	1.5	1.4
Foreign taxes	(0.4)	(1.0)	(1.1)
European tax incentive	(1.5)	(5.2)	(1.8)
Worthless stock deduction	0.9	—	—
Valuation allowance	(0.2)	0.3	0.6
Tax credits	0.3	(0.1)	(1.7)
Manufacturing deduction	0.2	(1.3)	(0.8)
Other, net	0.2	0.8	1.5
	1.1%	30.0%	33.1%

The Company is party to a tax incentive agreement (“incentive”) covering certain of its European operations.  The incentive provides for a reduction in the Company’s effective income tax rate through allowable deductions that are subject to recapture to the extent that certain conditions are not met, including a requirement to have minimum cumulative operating income over a multiple-year period ending in fiscal 2013.  The Company recorded tax deductions (income) under this incentive agreement of €(38.7) million, €40.2 million and €16.5 million in fiscal 2009, 2008 and 2007, respectively, which resulted in additional (tax) benefit of $(17.3) million, $20.9 million and $7.5 million in fiscal 2009, 2008 and 2007, respectively.  Life-to-date the Company has recorded €18.0 million of cumulative net deductions which are subject to recapture provisions should certain minimum income and other requirements not be met.  Should the Company reach the maximum level of cumulative operating income under this incentive, aggregate additional unbenefitted deductions of €95.5 million would be available to offset the Company’s future taxable income, although the amount of deductions allowed in any particular tax year are limited by the incentive.

In fiscal 2009, the Company made an election with the U.S. Internal Revenue Service to treat Windmill Ventures, the Company’s European holding company parent of Geesink and BAI, as a disregarded entity for U.S. federal income tax purposes.  As a result of this election, the Company recorded a $71.5 million worthless stock/bad debt income tax benefit, of which $10.5 million related to Windmill Ventures continuing operations and $61.0 million related to Geesink and BAI and has been included in discontinued operations.

Deferred income tax assets and liabilities were comprised of the following (in millions):

	September 30,
	2009	2008
Deferred Tax Assets and Liabilities
Deferred tax assets:
Other long-term liabilities	$78.6	$77.2
Net operating losses	57.3	40.7
Accrued warranty	21.8	26.6
Other current liabilities	34.7	25.3
Other long-term assets	10.6	—
Payroll-related obligations	12.1	10.5
Receivables	12.0	6.1
Other	0.5	0.6
Gross deferred tax assets	227.6	187.0
Less valuation allowance	(37.7)	(27.6)
Deferred tax assets	189.9	159.4
Deferred tax liabilities:
Intangible assets	294.8	332.2
Investment in unconsolidated partnership	14.3	18.7
Property, plant and equipment	40.4	45.8
Other	4.5	5.0
Deferred tax liabilities	354.0	401.7
Net deferred tax liability	$(164.1)	$(242.3)

The net deferred tax liability is classified in the Consolidated Balance Sheets as follows (in millions):

	September 30,
	2009	2008

Current net deferred tax asset	$75.5	$66.6
Non-current net deferred tax liability	(239.6)	(308.9)
	$(164.1)	$(242.3)

As of September 30, 2009, the Company had $172.5 million of net operating loss carryforwards available to reduce future taxable income of certain foreign subsidiaries that are primarily from countries with carryforward periods ranging from eight years to an unlimited period.  In addition, the Company had $222.0 million of state net operating loss carryforwards, which are subject to expiration from 2010 to 2029.  The deferred tax assets for foreign and state net operating loss carryforwards were $44.8 million and $12.5 million, respectively, and are reviewed for recoverability based on historical taxable income, the expected reversals of existing temporary differences, tax-planning strategies and projections of future taxable income.  As a result of this analysis, the Company carries a valuation allowance as of September 30, 2009 against the foreign and state deferred tax assets of $33.6 million and $4.1 million, respectively.

The Company does not provide for U.S. income taxes on undistributed earnings of its foreign operations that are intended to be permanently reinvested.  At September 30, 2009, these earnings amounted to $157.9 million.  If these earnings were repatriated to the United States, the Company would be required to accrue and pay U.S. Federal income taxes and foreign withholding taxes, as adjusted for foreign tax credits.  Determination of the amount of any unrecognized deferred income tax liability on these earnings is not practicable.

The Company adopted the provisions of ASC Topic 740 on October 1, 2007.  The adoption of ASC Topic 740 resulted in a $2.9 million charge to retained earnings as of October 1, 2007 and the reclassification of $30.0 million in liabilities related to uncertain tax positions in the Company’s Consolidated Balance Sheet from income taxes payable to other long-term assets and long-term liabilities of $6.2 million and $36.2 million, respectively.  As of September 30, 2009, the Company’s liability for gross uncertain tax positions, excluding interest and penalties, was $72.8 million.  Excluding interest and penalties, net unrecognized tax benefits of $36.8 million would affect the Company’s net income if recognized, $21.6 million of which would impact the effective tax rate on income from continuing operations.  A reconciliation of the beginning and ending amount of unrecognized tax benefits during fiscal 2009 and fiscal 2008 were as follows (in millions):

	Fiscal Year Ended
	September 30,
	2009	2008

Balance at beginning of year	$48.8	$48.0
Additions for tax positions related to current year	20.3	7.3
Additions for tax positions related to prior years	2.7	8.9
Reductions for tax positions of prior years	(3.2)	(7.3)
Settlements	(2.4)	(7.1)
Lapse of statute of limitations	(2.4)	(1.0)
Balance at end of year	$63.8	$48.8

The Company recognizes accrued interest and penalties, if any, related to unrecognized tax benefits in the provision for income taxes in the Company’s Consolidated Statements of Operations.  During the fiscal years ended September 30, 2009, 2008 and 2007, the Company recognized $2.4 million, $2.7 million and $0.8 million in interest and penalties, respectively.  At September 30, 2009 and 2008, the Company had accruals for the payment of interest and penalties of $12.9 million and $12.2 million, respectively.  The amount of unrecognized tax benefits is expected to change by approximately $3.6 million in the next twelve months.

The Company files federal income tax returns, as well as multiple state, local and non-U.S. jurisdiction tax returns.  The Company is regularly audited by federal, state and foreign tax authorities.  The Company’s taxable years ended September 30, 2006 and 2007 are currently under audit by the Internal Revenue Service.

Prior to its acquisition by the Company, JLG had received notices of audit adjustments totaling $7.1 million from the Pennsylvania Department of Revenue (“PA”) in connection with audits of income tax returns filed by JLG for fiscal years 1999 through 2003. The adjustments proposed by PA consist primarily of the disallowance of a royalty deduction taken on JLG’s income tax returns. The Company made a $2.3 million payment on May 27, 2008 to PA in complete satisfaction of the audit, inclusive of interest.

20.  Contingencies, Significant Estimates and Concentrations

Securities Class Action - On September 19, 2008, a purported shareholder of the Company filed a complaint seeking certification of a class action lawsuit in the United States District Court for the Eastern District of Wisconsin docketed as Iron Workers Local No. 25 Pension Fund on behalf of itself and all others similarly situated v. Oshkosh Corporation and Robert G. Bohn.  The lawsuit alleges, among other things, that the Company violated the Securities Exchange Act of 1934 by making materially inadequate disclosures and material omissions leading to the Company’s issuance of revised earnings guidance and announcement of an impairment charge on June 26, 2008.  Since the initial lawsuit, other suits containing substantially similar allegations were filed.  These lawsuits have been consolidated and an amended complaint has been filed.  The amended complaint substantially expands the class period in which securities law violations are alleged to have occurred and names Charles L. Szews, David M. Sagehorn and the Company’s independent auditor as additional defendants.  On July 24, 2009, the defendants filed their motions to dismiss the lawsuit, and the motions have been fully briefed.  The motions are currently pending before the court.  The Company believes the lawsuit to be entirely without merit and plans to continue to vigorously defend against the lawsuit.

Environmental - As part of its routine business operations, the Company disposes of and recycles or reclaims certain industrial waste materials, chemicals and solvents at third-party disposal and recycling facilities, which are licensed by appropriate governmental agencies.  In some instances, these facilities have been and may be designated by the United States Environmental Protection Agency (“EPA”) or a state environmental agency for remediation.  Under the Comprehensive Environmental Response, Compensation, and Liability Act and similar state laws, each potentially responsible party (“PRP”) that contributed hazardous substances may be jointly and severally liable for the costs associated with cleaning up these sites.  Typically, PRPs negotiate a resolution with the EPA and/or the state environmental agencies.  PRPs also negotiate with each other regarding allocation of the cleanup costs.  The Company has been named a PRP with regard to three multiple-party sites.  Based on current estimates, the Company believes its liability at these sites will not be material and any responsibility of the Company is adequately covered through established reserves.

The Company has been addressing a regional trichloroethylene (“TCE”) groundwater plume on the south side of Oshkosh, Wisconsin.  The Company believes there may be multiple sources of TCE in the area.  TCE was detected at the Company’s North Plant facility with testing showing the highest concentrations in a monitoring well located on the upgradient property line.  In July 2009, upon completion of additional testing with favorable results at the Company’s North Plant facility, the State of Wisconsin Department of Natural Resources (“WDNR”) agreed to close its investigation of the North Plant facility and not to require any remediation at the North Plant facility at this time provided that the Company and any subsequent owner of the North Plant facility comply with certain conditions.  The WDNR may reopen its investigation of the matter if additional evidence of contamination at the North Plant facility is discovered.  Also, as part of the regional TCE groundwater investigation, the Company conducted a groundwater investigation of a former landfill located on Company property.  The landfill, acquired by the Company in 1972, is approximately 2.0 acres in size and is believed to have been used for the disposal of household waste.  Based on the investigation, the Company believes, and the WDNR has concurred, that the landfill is not one of the sources of the TCE contamination.  As such, in March 2009, the WDNR agreed to close its investigation of the landfill as a possible source of the TCE and not to require any remediation at the landfill at this time, provided that the Company and any subsequent owner of the landfill comply with certain conditions.  The landfill will remain on the State of Wisconsin’s registry of former landfills.  The WDNR may reopen its investigation of the matter if additional evidence of contamination at the landfill is discovered.  Based upon current knowledge, the Company believes its liability associated with the TCE issue will not be material and is adequately covered through reserves established by the Company.  However, this may change as investigations by unrelated property owners and the government proceed.

At September 30, 2009 and 2008, the Company had reserves of $2.1 million and $3.9 million, respectively, for losses related to environmental matters that were probable and estimable.  The amount recorded for identified contingent liabilities is based on estimates.  Amounts recorded are reviewed periodically and adjusted to reflect additional technical and legal information that becomes available. Actual costs to be incurred in future periods may vary from the estimates, given the inherent uncertainties in evaluating certain exposures. Subject to the imprecision in estimating future contingent liability costs, the Company does not expect that any sum it may have to pay in connection with these matters in excess of the amounts recorded will have a materially adverse effect on the Company’s financial position, results of operations or cash flows.

Personal Injury Actions and Other - Product and general liability claims arise against the Company from time to time in the ordinary course of business.  The Company is generally self-insured for future claims up to $3.0 million per claim.  Accordingly, a reserve is maintained for the estimated costs of such claims.  At September 30, 2009 and 2008, the reserve for product and general liability claims was $46.8 million and $47.3 million, respectively, based on available information. There is inherent uncertainty as to the eventual resolution of unsettled claims.  Management, however, believes that any losses in excess of established reserves will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Market Risks - The Company is contingently liable under bid, performance and specialty bonds totaling $217.8 million and open standby letters of credit issued by the Company’s banks in favor of third parties totaling $34.1 million at
September 30, 2009.

Other Matters - The Company is subject to other environmental matters and legal proceedings and claims, including patent, antitrust, product liability, warranty and state dealership regulation compliance proceedings that arise in the ordinary course of business.  Although the final results of all such matters and claims cannot be predicted with certainty, management believes that the ultimate resolution of all such matters and claims will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.  Actual results could vary, among other things, due to the uncertainties involved in litigation.

At September 30, 2009, approximately 28% of the Company’s workforce was covered under collective bargaining agreements.

The Company derived a significant portion of its revenue from the DoD, as follows (in millions):

	Fiscal Year Ended September 30,
	2009	2008	2007

DoD	$2,738.9	$2,051.3	$1,435.4
Foreign military sales	26.8	17.5	22.1
Total DoD sales	$2,765.7	$2,068.8	$1,457.5

No other customer represented more than 10% of sales for fiscal 2009, 2008 and 2007.

Certain risks are inherent in doing business with the DoD, including technological changes and changes in levels of defense spending.  All DoD contracts contain a provision that they may be terminated at any time at the convenience of the government.  In such an event, the Company is entitled to recover allowable costs plus a reasonable profit earned to the date of termination.

Major contracts for military systems are performed over extended periods of time and are subject to changes in scope of work and delivery schedules. Pricing negotiations on changes and settlement of claims often extend over prolonged periods of time. The Company’s ultimate profitability on such contracts may depend on the eventual outcome of an equitable settlement of contractual issues with the Company’s customers.

Because the Company is a relatively large defense contractor, the Company’s government contract operations are subject to extensive annual audit processes and to U.S. government investigations of business practices and cost classifications from which legal or administrative proceedings can result. Based on government procurement regulations, under certain circumstances the Company could be fined, as well as suspended or debarred from government contracting. In that event, the Company would also be prohibited from selling equipment or services to customers that depend on loans or financial commitments from the Export Import Bank, Overseas Private Investment Corporation and similar government agencies during a suspension or debarment.

21.  Business Segment Information

The Company is organized into four reportable segments based on the internal organization used by management for making operating decisions and measuring performance and based on the similarity of customers served, common management, common use of facilities and economic results attained.  The Company’s segments are as follows:

Defense:  This segment consists of a division of Oshkosh that manufactures heavy- and medium-payload tactical trucks and supply parts and services for the U.S. military and for other militaries around the world.  Sales to the DoD accounted for 96.9%, 96.0% and 92.0% of the segment’s sales for the years ended September 30, 2009, 2008 and 2007, respectively.

Access Equipment:  This segment consists of JLG.  JLG manufactures aerial work platforms and telehandlers used in a wide variety of construction, industrial, institutional and general maintenance applications to position workers and materials at elevated heights for sale worldwide.  Access equipment customers include equipment rental companies, construction contractors, manufacturing companies, home improvement centers and the U.S. military.  Sales to one customer accounted for 14.8% of the segment’s sales for the year ended September 30, 2007.

Fire & Emergency:  This segment includes Pierce, the aircraft rescue and firefighting and snow removal divisions of Oshkosh, JerrDan, Medtec, Kewaunee and  OSV.  These units manufacture and market commercial and custom fire vehicles, broadcast vehicles and emergency vehicles primarily for fire departments, airports, other governmental units, hospitals and other care providers, broadcast stations and towing companies in the U.S. and abroad.

Commercial:  This segment includes McNeilus, CON-E-CO, London, IMT and the commercial division of Oshkosh.  McNeilus, CON-E-CO, London and Oshkosh manufacture, market and distribute concrete mixers, portable concrete batch plants and vehicle and vehicle body components.  McNeilus manufactures, markets and distributes refuse collection vehicles and components.  IMT is a manufacturer of field service vehicles and truck-mounted cranes for niche markets.  Sales are made primarily to commercial and municipal customers in the Americas and Europe.

In accordance with ASC Topic 280, Segment Reporting, for purposes of business segment performance measurement, the Company does not allocate to individual business segments costs or items that are of a non-operating nature or organizational or functional expenses of a corporate nature.  The caption “Corporate and other” includes corporate office expenses, including share-based compensation, results of insignificant operations, intersegment eliminations and income and expense not allocated to reportable segments.  Identifiable assets of the business segments exclude general corporate assets, which principally consist of cash and cash equivalents, certain property, plant and equipment and certain other assets pertaining to corporate activities.  Intersegment sales generally include amounts invoiced by a segment for work performed for another segment.  Amounts are based on actual work performed and agreed-upon pricing which is intended to be reflective of the contribution made by the supplying business segment.  The accounting policies of the reportable segments are the same as those described in Note 2 of the Notes to Consolidated Financial Statements.

Selected financial information concerning the Company’s product lines and reportable segments is as follows (in millions):

	Fiscal Year Ended September 30,
	2009			2008			2007
	External	Inter-	Net	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales	Customers	segment	Sales

Defense	$2,585.9	$8.9	$2,594.8	$1,882.2	$9.7	$1,891.9	$1,412.1	$4.4	$1,416.5

Access equipment(a)
Aerial work platforms	470.2	—	470.2	1,997.9	—	1,997.9	1,493.7	—	1,493.7
Telehandlers	289.8	—	289.8	747.0	—	747.0	796.8	—	796.8
Other (b)	292.7	86.7	379.4	341.0	—	341.0	249.0	—	249.0
Total access equipment	1,052.7	86.7	1,139.4	3,085.9	—	3,085.9	2,539.5	—	2,539.5

Fire & emergency	1,095.9	31.0	1,126.9	1,087.8	46.2	1,134.0	1,058.0	34.8	1,092.8

Commercial
Concrete placement	144.9	1.1	146.0	367.2	1.4	368.6	619.3	—	619.3
Refuse collection	317.6	9.0	326.6	374.3	10.1	384.4	359.4	—	359.4
Other	56.1	61.3	117.4	80.3	1.8	82.1	101.6	—	101.6
Total commercial	518.6	71.4	590.0	821.8	13.3	835.1	1,080.3	—	1,080.3
Intersegment eliminations	—	(198.0)	(198.0)	—	(69.2)	(69.2)	—	(39.2)	(39.2)
Consolidated	$5,253.1	$—	$5,253.1	$6,877.7	$—	$6,877.7	$6,089.9	$—	$6,089.9

(a)   Fiscal 2007 access equipment disclosures include the results of JLG subsequent to December 6, 2006, the date of acquisition.

(b)   Fiscal 2009 JLG intersegment sales are comprised of assembly of MRAP All Terrain Vehicle crew capsules and complete vehicles for the Defense segment.  JLG invoices Defense for work under this contract, which was initiated in the fourth quarter of fiscal 2009.  These sales are eliminated in consolidation.

	Fiscal Year Ended September 30,
	2009	2008	2007
Operating income (loss):
Defense	$403.3	$265.2	$245.0
Access equipment (a)	(1,105.6)	360.1	268.4
Fire & emergency (b)	(2.3)	96.4	108.9
Commercial (c)	(183.7)	4.7	76.5
Corporate and other	(91.2)	(109.0)	(88.3)
Consolidated	(979.5)	617.4	610.5
Interest expense net of interest income	(207.5)	(204.6)	(194.5)
Miscellaneous other income (expense)	8.8	(9.0)	1.2

(Loss) income from continuing operations before income taxes and equity in earnings of unconsolidated affiliates	$(1,178.2)	$403.8	$417.2

(a)   Fiscal 2009 results include non-cash goodwill and long-lived asset impairment charges of $892.5 million.

(b)   Fiscal 2009 results include non-cash goodwill and long-lived asset impairment charges of $113.4 million.

(c)   Fiscal 2009 and fiscal 2008 results include non-cash goodwill and long-lived asset impairment charges of $184.3 million and $1.0 million, respectively.

	Fiscal Year Ended September 30,
	2009	2008	2007
Depreciation and amortization: (a)
Defense	$12.5	$10.2	$7.1
Access equipment	89.3	91.4	76.1
Fire & emergency	16.8	18.6	17.2
Commercial	19.9	25.3	22.1
Corporate and other	13.5	7.4	6.5
Consolidated	$152.0	$152.9	$129.0

Capital expenditures:
Defense	$13.0	$18.9	$17.6
Access equipment (b)	36.6	63.9	46.1
Fire & emergency	6.6	9.3	16.1
Commercial	5.4	26.2	22.2

Consolidated	$61.6	$118.3	$102.0

(a)   Includes $1.2 million, $4.3 million and $3.1 million in fiscal 2009, 2008 and 2007, respectively, related to discontinued operations.

(b)   Capital expenditures include both the purchase of property, plant and equipment and equipment held for rental.

	September 30,
	2009 (d)	2008	2007
Identifiable assets:
Defense - U.S.	$527.5	$299.0	$251.5
Access equipment:
U.S.	1,972.2	2,757.4	2,845.0
Europe (a)	764.9	1,108.4	1,032.1
Rest of the world	131.9	123.0	282.5
Total access equipment	2,869.0	3,988.8	4,159.6
Fire & emergency:
U.S.	604.4	756.2	761.3
Europe	82.4	123.8	119.0
Total fire & emergency	686.8	880.0	880.3
Commercial:
U.S.	334.5	631.2	670.3
Other North America (a)	34.0	32.5	34.5
Europe (b)	—	170.0	306.8
Total Commercial	368.5	833.7	1,011.6
Corporate and other - U.S. (c)	316.2	80.0	96.8
Consolidated	$4,768.0	$6,081.5	$6,399.8

(a)   Includes investment in unconsolidated affiliates.

(b)   September 30, 2009 balances reflect the sale of Geesink.  September 30, 2008 assets reflect the June 2008 goodwill impairment charge of $167.4 million and long-lived asset impairment charges of $7.8 million.  See Note 3 of the Notes to Consolidated Financial Statements for a discussion of the charges.

(c)   Primarily includes cash and short-term investments.

(d)   September 30, 2009 assets reflect the 2009 goodwill impairment charges of $1,169.2 million and long-lived asset impairment charges of $30.6 million.  See Note 8 of the Notes to Consolidated Financial Statements for a discussion of the charges.

The following table presents net sales by geographic region based on product shipment destination (in millions):

	Fiscal Year Ended September 30,
	2009	2008	2007
Net sales:
United States	$4,487.1	$4,997.2	$4,745.5
Other North America	89.7	180.6	212.8
Europe, Africa and Middle East	468.6	1,283.5	866.3
Rest of the world	207.7	416.4	265.3
Consolidated	$5,253.1	$6,877.7	$6,089.9

22.  Separate Financial Information of Subsidiary Guarantors of Indebtedness

In March 2010, Oshkosh Corporation issued $250.0 million of 8.25% unsecured senior notes due 2017 and $250.0 million of 8.50% unsecured senior notes due 2020 (collectively, the “Senior Notes”).  The Senior Notes are jointly, severally and unconditionally guaranteed on a senior unsecured basis by all of Oshkosh Corporation’s existing and future subsidiaries that from time to time guarantee obligations under Oshkosh Corporation’s senior credit facility, with certain exceptions (the “Guarantors”).

The following condensed supplemental consolidating financial information reflects the summarized financial information of Oshkosh Corporation, the Guarantors on a combined basis and Oshkosh Corporation’s non-guarantor subsidiaries on a combined basis (in millions):

Condensed Consolidating Statement of Operations

For the Year Ended September 30, 2009

	Oshkosh	Guarantor	Non-Guarantor
	Corporation	Subsidiaries	Subsidiaries	Eliminations	Total

Net sales	$2,796.5	$2,275.4	$372.0	$(190.8)	$5,253.1
Cost of sales	2,304.2	2,072.0	362.6	(189.0)	4,549.8
Gross income	492.3	203.4	9.4	(1.8)	703.3
Selling, general and administrative expenses	141.5	216.1	72.7	—	430.3
Amortization of purchased intangibles	—	50.1	12.2	—	62.3
Intangible asset impairment charges	—	981.2	209.0	—	1,190.2
Operating income	350.8	(1,044.0)	(284.5)	(1.8)	(979.5)
Interest expense	(289.5)	(10.2)	(2.8)	91.1	(211.4)
Interest income	4.4	89.2	1.4	(91.1)	3.9
Miscellaneous, net	12.9	(6.8)	2.7	—	8.8
Income (loss) from continuing operations before income taxes	78.6	(971.8)	(283.2)	(1.8)	(1,178.2)
Provision for (benefit from) income taxes	17.4	(20.0)	(9.4)	(0.6)	(12.6)
Income (loss) from continuing operations before equity in earnings of affiliates	61.2	(951.8)	(273.8)	(1.2)	(1,165.6)
Equity in earnings (losses) of consolidated subsidiaries	(1,257.3)	(255.7)	—	1,513.0	—
Equity in earnings (losses) of unconsolidated affiliates	—	0.1	(1.5)	—	(1.4)
Income (loss) from continuing operations	(1,196.1)	(1,207.4)	(275.3)	1,511.8	(1,167.0)
Discontinued operations, net of tax	97.3	—	(30.0)	—	67.3
Net income (loss)	(1,098.8)	(1,207.4)	(305.3)	1,511.8	(1,099.7)
Net loss attributable to the noncontrolling interest	—	—	0.9	—	0.9
Net income (loss) attributable to Oshkosh Corporation	$(1,098.8)	$(1,207.4)	$(304.4)	$1,511.8	$(1,098.8)

Condensed Consolidating Statement of Operations

For the Year Ended September 30, 2008

	Oshkosh	Guarantor	Non-Guarantor
	Corporation	Subsidiaries	Subsidiaries	Eliminations	Total

Net sales	$2,145.1	$3,528.9	$1,292.9	$(89.2)	$6,877.7
Cost of sales	1,796.0	2,970.4	1,030.2	(88.9)	5,707.7
Gross income	349.1	558.5	262.7	(0.3)	1,170.0
Selling, general and administrative expenses	164.8	240.1	78.0	—	482.9
Amortization of purchased intangibles	—	53.9	14.8	—	68.7
Intangible asset impairment charges	—	1.0	—	—	1.0
Operating income	184.3	263.5	169.9	(0.3)	617.4
Interest expense	(260.6)	(2.5)	(11.0)	63.9	(210.2)
Interest income	7.5	60.9	1.1	(63.9)	5.6
Miscellaneous, net	23.5	3.7	(36.2)	—	(9.0)
Income (loss) from continuing operations before income taxes	(45.3)	325.6	123.8	(0.3)	403.8
Provision for (benefit from) income taxes	(16.8)	124.4	13.7	(0.1)	121.2
Income (loss) from continuing operations before equity in earnings of affiliates	(28.5)	201.2	110.1	(0.2)	282.6
Equity in earnings (losses) of consolidated subsidiaries	107.8	128.0	—	(235.8)	—
Equity in earnings (losses) of unconsolidated affiliates	—	1.0	5.3	—	6.3
Income (loss) from continuing operations	79.3	330.2	115.4	(236.0)	288.9
Discontinued operations, net of tax	—	—	(210.3)	—	(210.3)
Net income (loss)	79.3	330.2	(94.9)	(236.0)	78.6
Net loss attributable to the noncontrolling interest	—	—	0.7	—	0.7
Net income (loss) attributable to Oshkosh Corporation	$79.3	$330.2	$(94.2)	$(236.0)	$79.3

Condensed Consolidating Statement of Operations

For the Year Ended September 30, 2007

	Oshkosh	Guarantor	Non-Guarantor
	Corporation	Subsidiaries	Subsidiaries	Eliminations	Total

Net sales	$1,721.3	$3,653.9	$812.4	$(97.7)	$6,089.9
Cost of sales	1,390.2	3,050.5	665.3	(97.8)	5,008.2
Gross income	331.1	603.4	147.1	0.1	1,081.7
Selling, general and administrative expenses	138.9	215.8	51.1	—	405.8
Amortization of purchased intangibles	—	56.3	9.1	—	65.4
Intangible asset impairment charges	—	—	—	—	—
Operating income	192.2	331.3	86.9	0.1	610.5
Interest expense	(224.1)	(8.1)	(2.8)	35.8	(199.2)
Interest income	4.8	35.6	0.1	(35.8)	4.7
Miscellaneous, net	14.2	10.4	(23.4)	—	1.2
Income (loss) from continuing operations before income taxes	(12.9)	369.2	60.8	0.1	417.2
Provision for (benefit from) income taxes	(4.5)	134.3	8.3	—	138.1
Income (loss) from continuing operations before equity in earnings of affiliates	(8.4)	234.9	52.5	0.1	279.1
Equity in earnings (losses) of consolidated subsidiaries	276.5	56.6	—	(333.1)	—
Equity in earnings (losses) of unconsolidated affiliates	—	3.4	3.9	—	7.3
Income (loss) from continuing operations	268.1	294.9	56.4	(333.0)	286.4
Discontinued operations, net of tax	—	—	(18.6)	—	(18.6)
Net income (loss)	268.1	294.9	37.8	(333.0)	267.8
Net loss attributable to the noncontrolling interest	—	—	0.3	—	0.3
Net income (loss) attributable to Oshkosh Corporation	$268.1	$294.9	$38.1	$(333.0)	$268.1

Condensed Consolidating Balance Sheet

As of September 30, 2009

	Oshkosh	Guarantor	Non-Guarantor
	Corporation	Subsidiaries	Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$340.6	$6.4	$183.4	$—	$530.4
Receivables, net	246.8	389.9	87.3	(160.2)	563.8
Inventories, net	182.3	466.9	143.2	(2.7)	789.7
Other current assets	204.0	47.1	8.2	—	259.3
Total current assets	973.7	910.3	422.1	(162.9)	2,143.2
Investment in consolidated subsidiaries	3,909.1	757.1	—	(4,666.2)	—
Intercompany	(1,134.0)	1,146.5	(12.5)	—	—
Intangible assets, net	—	1,629.0	416.1	—	2,045.1
Other long-term assets	128.3	348.5	102.9	—	579.7
Total assets	$3,877.1	$4,791.4	$928.6	$(4,829.1)	$4,768.0

Liabilities and Equity
Current liabilities:
Accounts payable	$403.1	$273.8	$37.5	$(158.6)	$555.8
Customer advances	600.7	128.8	2.4	—	731.9
Other current liabilities	150.7	153.5	71.0	(4.3)	370.9
Total current liabilities	1,154.5	556.1	110.9	(162.9)	1,658.6
Long-term debt, less current maturities	2,020.3	2.1	0.8	—	2,023.2
Other long-term liabilities	186.0	338.9	45.0	—	569.9
Equity:
Oshkosh Corporation shareholders’ equity	516.3	3,894.3	769.7	(4,666.2)	514.1
Noncontrolling interest	—	—	2.2	—	2.2
Total equity	516.3	3,894.3	771.9	(4,666.2)	516.3
Total liabilities and equity	$3,877.1	$4,791.4	$928.6	$(4,829.1)	$4,768.0

Condensed Consolidating Balance Sheet

As of September 30, 2008

	Oshkosh	Guarantor	Non-Guarantor
	Corporation	Subsidiaries	Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$26.7	$3.5	$58.0	$—	$88.2
Receivables, net	224.5	449.1	339.2	(15.0)	997.8
Inventories, net	87.4	588.6	268.4	(2.8)	941.6
Other current assets	57.6	40.5	26.7	—	124.8
Total current assets	396.2	1,081.7	692.3	(17.8)	2,152.4
Investment in consolidated subsidiaries	5,187.0	1,028.1	—	(6,215.1)	—
Intercompany	(963.9)	1,019.0	(55.1)	—	—
Intangible assets, net	—	2,669.1	664.9	—	3,334.0
Other long-term assets	121.5	361.8	111.8	—	595.1
Total assets	$4,740.8	$6,159.7	$1,413.9	$(6,232.9)	$6,081.5

Liabilities and Equity
Current liabilities:
Accounts payable	$221.1	$308.9	$121.1	$(11.2)	$639.9
Customer advances	129.1	164.8	2.9	—	296.8
Other current liabilities	193.0	210.3	129.8	(6.6)	526.5
Total current liabilities	543.2	684.0	253.8	(17.8)	1,463.2
Long-term debt, less current maturities	2,676.5	2.7	1.3	—	2,680.5
Other long-term liabilities	129.2	358.5	58.2	—	545.9
Equity:
Oshkosh Corporation shareholders’ equity	1,391.9	5,114.5	1,097.3	(6,215.1)	1,388.6
Noncontrolling interest	—	—	3.3	—	3.3
Total equity	1,391.9	5,114.5	1,100.6	(6,215.1)	1,391.9
Total liabilities and equity	$4,740.8	$6,159.7	$1,413.9	$(6,232.9)	$6,081.5

Condensed Consolidating Statement of Cash Flows

For the Year Ended September 30, 2009

	Oshkosh	Guarantor	Non-Guarantor
	Corporation	Subsidiaries	Subsidiaries	Eliminations	Total

Net cash provided (used) by operating activities	$851.4	$(118.3)	$165.8	$—	$898.9

Investing activities:
Additions to property, plant and equipment	(16.2)	(16.0)	(14.0)	—	(46.2)
Additions to equipment held for rental	—	(14.1)	(1.3)	—	(15.4)
Intercompany investing	(116.3)	140.5	(24.2)	—	—
Other investing activities	—	10.0	(4.5)	—	5.5
Net cash provided (used) by investing activities	(132.5)	120.4	(44.0)	—	(56.1)

Financing activities:
Repayment of long-term debt	(681.2)	(0.6)	(0.4)	—	(682.2)
Net (repayments) borrowings under revolving credit facility	(47.3)	—	(2.1)	—	(49.4)
Proceeds from issuance of Common Stock options	358.1	—	—	—	358.1
Other financing activities	(34.6)	—	—	—	(34.6)
Net cash provided (used) by financing activities	(405.0)	(0.6)	(2.5)	—	(408.1)

Effect of exchange rate changes on cash	—	1.4	6.1	—	7.5
Increase (decrease) in cash and cash equivalents	313.9	2.9	125.4	—	442.2
Cash and cash equivalents at beginning of period	26.7	3.5	58.0	—	88.2
Cash and cash equivalents at end of period	$340.6	$6.4	$183.4	$—	$530.4

Condensed Consolidating Statement of Cash Flows

For the Year Ended September 30, 2008

	Oshkosh	Guarantor	Non-Guarantor
	Corporation	Subsidiaries	Subsidiaries	Eliminations	Total

Net cash provided (used) by operating activities	$(194.1)	$517.4	$67.1	$—	$390.4

Investing activities:
Additions to property, plant and equipment	(26.8)	(24.1)	(24.9)	—	(75.8)
Additions to equipment held for rental	—	(34.7)	(7.8)	—	(42.5)
Intercompany investing	500.3	(477.9)	(22.4)	—	—
Other investing activities	—	13.3	4.8	—	18.1
Net cash provided (used) by investing activities	473.5	(523.4)	(50.3)	—	(100.2)

Financing activities:
Repayment of long-term debt	(303.5)	(0.7)	(0.5)	—	(304.7)
Net (repayments) borrowings under revolving credit facility	47.3	—	7.4	—	54.7
Other financing activities	(23.6)	—	—	—	(23.6)
Net cash provided (used) by financing activities	(279.8)	(0.7)	6.9	—	(273.6)

Effect of exchange rate changes on cash	—	—	(3.6)	—	(3.6)
Increase (decrease) in cash and cash equivalents	(0.4)	(6.7)	20.1	—	13.0
Cash and cash equivalents at beginning of period	27.1	10.2	37.9	—	75.2
Cash and cash equivalents at end of period	$26.7	$3.5	$58.0	$—	$88.2

Condensed Consolidating Statement of Cash Flows

For the Year Ended September 30, 2007

	Oshkosh	Guarantor	Non-Guarantor
	Corporation	Subsidiaries	Subsidiaries	Eliminations	Total

Net cash provided (used) by operating activities	$100.3	$341.2	$(35.5)	$—	$406.0

Investing activities:
Acquisitions of businesses, net of cash acquired	—	(3,140.5)	—	—	(3,140.5)
Additions to property, plant and equipment	(25.1)	(43.8)	(14.1)	—	(83.0)
Additions to equipment held for rental	—	(18.9)	(0.1)	—	(19.0)
Intercompany investing	(2,930.1)	2,855.0	75.1	—	—
Other investing activities	0.8	11.9	3.2	—	15.9
Net cash provided (used) by investing activities	(2,954.4)	(336.3)	64.1	—	(3,226.6)

Financing activities:
Proceeds from issuance of long-term debt	3,100.0	—	—	—	3,100.0
Repayment of long-term debt	(95.0)	(0.6)	(1.2)	—	(96.8)
Net (repayments) borrowings under revolving credit facility	(72.4)	—	(7.5)	—	(79.9)
Other financing activities	(53.6)	—	—	—	(53.6)
Net cash provided (used) by financing activities	2,879.0	(0.6)	(8.7)	—	2,869.7

Effect of exchange rate changes on cash	—	1.3	2.8	—	4.1
Increase (decrease) in cash and cash equivalents	24.9	5.6	22.7	—	53.2
Cash and cash equivalents at beginning of period	2.2	4.6	15.2	—	22.0
Cash and cash equivalents at end of period	$27.1	$10.2	$37.9	$—	$75.2

23.  Unaudited Quarterly Results (in millions, except per share amounts)

	Fiscal Year Ended September 30, 2009				Fiscal Year Ended September 30, 2008
	4th Quarter (a)	3rd Quarter	2nd Quarter (b)	1st Quarter	4th Quarter	3rd Quarter(c)	2nd Quarter	1st Quarter

Net sales	$1,472.1	$1,215.0	$1,237.3	$1,328.7	$1,813.7	$1,912.9	$1,712.4	$1,438.7
Gross income	240.8	175.9	137.0	149.6	271.5	327.4	322.5	248.6
Operating income (loss)	118.2	39.3	(1,162.6)	25.6	129.9	194.6	177.5	115.4

Amounts attributable to Oshkosh Corporation common shareholders:
Income (loss) from continuing operations	$45.7	$(21.2)	$(1,179.7)	$(11.7)	$60.8	$103.2	$82.2	$42.7
Income (loss) from discontinued operations	94.6	(5.4)	(12.2)	(8.9)	(7.1)	(187.5)	(9.6)	(5.4)
Net income (loss)	$140.3	$(26.6)	$(1,191.9)	$(20.6)	$53.7	$(84.3)	$72.6	$37.3

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-basic:
From continuing operations	$0.55	$(0.28)	$(15.86)	$(0.16)	$0.82	$1.39	$1.11	$0.58
From discontinued operations	1.15	(0.08)	(0.16)	(0.12)	(0.10)	(2.53)	(0.13)	(0.07)
	$1.70	$(0.36)	$(16.02)	$(0.28)	$0.72	$(1.14)	$0.98	$0.51

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-diluted
From continuing operations	$0.55	$(0.28)	$(15.86)	$(0.16)	$0.82	$1.38	$1.10	$0.57
From discontinued operations	1.13	(0.08)	(0.16)	(0.12)	(0.10)	(2.50)	(0.13)	(0.07)
	$1.68	$(0.36)	$(16.02)	$(0.28)	$0.72	$(1.12)	$0.97	$0.50

Common Stock per share dividends	$—	$—	$0.10	$0.10	$0.10	$0.10	$0.10	$0.10

(a)   Included within discontinued operations for the fourth quarter of fiscal 2009 was a pre-tax noncash gain of $33.8 million on the sale of Geesink.  See Note 3 of the Notes to the Consolidated Financial Statements for additional details.

(b)   Results for the second quarter of fiscal 2009 include goodwill impairment charges of $1,167.8 million and long-lived asset impairment charges of $30.0 million of which $8.1 million of goodwill and $1.5 million of long-lived asset impairment charges are within discontinued operations.  See Note 8 of the Notes to Consolidated Financial Statements for a discussion of the charges.

(c)   Results for the third quarter of fiscal 2008 include a goodwill impairment charge of $167.4 million and a long-lived asset impairment charge of $6.8 million within discontinued operations.  See Note 3 of the Notes to Consolidated Financial Statements for a discussion of the charges.

24.  Subsequent Events

In October 2009, the Company completed the sale of its 75% interest in BAI, the Company’s European fire apparatus business, to BAI’s management team for nominal cash consideration.  See Note 3 of the Notes to Consolidated Financial Statements for further information regarding the sale of BAI.

SCHEDULE II

OSHKOSH CORPORATION

VALUATION AND QUALIFYING ACCOUNTS

Allowance for Doubtful Accounts

Years Ended September 30, 2009, 2008 and 2007

(In millions)

Fiscal Year	Balance at Beginning of Year	Acquisitions of Businesses	Additions Charged to Expense	Reductions*	Balance at End of Year
2007	$7.0	$14.8	$9.9	$(0.7)	$31.0
2008	$31.0	$(4.0)	$2.3	$(4.5)	$24.8
2009	$24.8	$—	$25.7	$(8.5)	$42.0

*      Represents amounts written off to the reserve, net of recoveries and foreign currency translation adjustments.  Fiscal 2009 also includes a $3.2 million reduction related to the disposition of Geesink.